UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Bath & Body Works
AROMATHERAPY
HEADQUARTERS
White Barn
NEW
NEW

Bath & Body Works®

Proxy Statement for the 2023 Annual Meeting of Stockholders

YOU HAVE REWARDS!
175

Dear Shareholders,

Throughout 2022, the team at Bath & Body Works remained focused on driving innovation, enhancing the customer experience and advancing initiatives to deliver improved financial results and shareholder value. While navigating a challenging macroeconomic environment, the team launched one of the industry’s most successful loyalty programs, strengthened the Company’s omnichannel capabilities and improved the quality of the Bath & Body Works store fleet. The Board continued its oversight of the Company’s growth strategy, balanced allocation of capital and execution of our newly established Environmental, Social and Governance (“ESG”) initiatives.

Our most significant responsibility last year as a Board was to identify and recruit the Company’s next Chief Executive Officer. We conducted a thorough search and were pleased to appoint global personal care and beauty industry veteran Gina Boswell to the CEO role in December. Gina brings more than 30 years of experience, including leadership roles at global companies such as Unilever, Alberto Culver Company and the Estée Lauder Companies. She has deep expertise in sales, marketing, brand-building, business development and strategy, along with strong operational experience and a demonstrated track record of delivering successful business outcomes. The Board is confident Gina is the right leader to drive the Company’s next chapter of growth across our channels and categories globally.

In addition to selecting the next leader of the Company, we also maintained a focus on thoughtful refreshment of the Board. In March 2022, we were pleased to welcome Alessandro Bogliolo and Juan Rajlin to the Board, both accomplished leaders with extensive global experience. More recently, we appointed Lucy Brady, Thomas Kuhn and Steven Voskuil as new independent directors following engagement with and input from shareholders. These three additional directors bring important consumer goods, digital, finance, corporate governance and capital allocation expertise. With these five new directors, along with Ms. Boswell’s appointment to the Board, we have a strong and highly complementary mix of skills and experience and the opportunity to benefit from fresh perspectives as well as continuity and historical insight into the business from our more tenured Board members. The average director tenure of the Board is now three years and seven of the Company’s 13 directors are members of diverse communities: female, people of color and/or LGBTQIA+.

Understanding the importance of corporate social responsibility, the Board has also continued to provide oversight of Bath & Body Works’ ESG initiatives, including the impact of company procedures and processes on associates, citizens and communities. Through our Nominating & Governance Committee, we review the Company’s ESG priorities and commitments and help ensure that ESG remains a priority for the business and a key consideration as we continue to grow. In particular, we recently updated the Company’s strategy for DEI to build a more sustainable approach with specific objectives, measurable outcomes and clearer expectations for our leaders and associates.

The Company continues to be guided by our purpose to make the world a brighter, happier place through the power of fragrance, and we are proud of how our team operates with a commitment to Bath & Body Works’ core values of focusing on our customers, embracing diversity, working with passion and holding ourselves to the highest standards.

Looking forward, the Board and management team remain confident in the strength of the Company’s market leadership, our strategy to deliver sustainable, profitable growth and our ability to create value for our shareholders. On behalf of the entire Board, thank you for your continued investment in and support of Bath & Body Works.

Sincerely, Sarah E. Nash Board Chair Bath & Body Works, Inc.

Dear Shareholders,

I am delighted to be writing this first letter to you after having joined Bath & Body Works as Chief Executive Officer in December and recently passing my 100th day in the role. I appreciate the opportunity to share my observations about the business along with our team’s near-term objectives to strengthen Bath & Body Works’ position as a leading global omnichannel brand and create long-term shareholder value.

Our company is an innovator with top share in major categories of home fragrance, body care, and soaps and sanitizers – all growth categories with a long runway ahead, in large addressable markets. We have strong relationships with our vendor partners as part of our largely domestic, vertically integrated supply chain that enables us to achieve industry-leading speed to market. Our team has demonstrated remarkable innovation capabilities, delivering a pipeline of newness in fragrance and product forms that powers our deep customer connections.

Bath & Body Works delivered solid results in 2022, particularly in light of the challenging macroeconomic environment. These results would not have been possible without our highly knowledgeable and dedicated store associates who are passionate about serving our customers. In comparing our 2022 financial results to what we view as our baseline year in 2019, revenue has risen by 40%, with a balanced contribution from unit and average unit retail growth. While 2022 operating margin declined compared to 2019, we drove a 32% increase in operating income. Importantly, we are confident in achieving our longer-term $10 billion sales target and industry-leading operating margins of 20%.

My initial focus upon joining Bath & Body Works included a comprehensive review of our business and engaging with customers, store associates and supply chain partners across the country, as well as with our shareholders. With the results of that deep dive, our team is now prioritizing actions that are designed to drive faster and more profitable growth to realize the full potential of our business. Those actions include:

•	Building on our very successful loyalty program launch in 2022 by acquiring new customers and increasing retention and spend over time;
•	Leveraging the advancements we are making in our technology capabilities to drive even deeper customer connections through personalization and fully unlock the potential of our omnichannel model;
•	Working to extend our position as a leading global brand through international expansion, leveraging our partnership-based, accretive model;
•	Continuing to deliver a pipeline of newness in fragrance and product forms while also increasing our share in categories such as Men’s and Wellness; and
•	Optimizing our cost structure and positioning the business for margin expansion through our cost savings program, targeting $200 million of efficiency.

We understand that the success of our company is not only about our financial results but also directly intertwined with consideration for our people and our planet. We are pleased to have published an inaugural ESG Report in 2023, establishing new 2025 and 2030 sustainability commitments across areas such as diversity, equity and inclusion, product transparency and ingredients, and packaging, among others. We look forward to working closely with our associates as well as our vendors and other partners to achieve these important commitments.

I have a true love for beauty, personal care and fragrance where customers are passionate and engaged, and quality and innovation are critical. Bath & Body Works brings all of these things together, with a highly differentiated business model and a history of superior growth that our team is dedicated to building upon. We are moving with focus and speed and see meaningful opportunities ahead.

Thank you for your investment and your continued support.

Sincerely, Gina R. Boswell Chief Executive Officer Bath & Body Works, Inc.

Notice of Annual Meeting of Stockholders

June 8, 2023

Who May Vote

Stockholders of record at the close of business on April 10, 2023 may vote at the meeting.

DATE: Thursday, June 8, 2023	TIME: 8:30 a.m. Eastern Time	PLACE: Bath & Body Works, Inc. Three Limited Parkway Columbus, Ohio 43230

Date of Mailing

A Notice of Internet Availability of Proxy Materials or this proxy statement and the enclosed proxy card is first being sent to stockholders on or about April 18, 2023.

Internet Availability

In accordance with Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to most of our stockholders. Rather than sending those stockholders a paper copy of our proxy materials, we are sending them a Notice of Internet Availability of Proxy Materials with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient and less costly and limits our impact on the environment. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 28, 2023 are available at www.bbwinc.com (see the “Investors” link followed by the “Annual Reports/Proxy” link).

ITEMS OF BUSINESS
1	Elect the 13 nominees proposed by the Board of Directors as directors.
2	Ratify the appointment of our independent registered public accountants.
3	Hold an advisory vote to approve named executive officer compensation.
4	Hold an advisory vote on the frequency of future advisory votes on named executive officer compensation.
5	Vote on the stockholder proposal regarding an independent board chairman, if properly presented at the meeting.
6	Transact such other business as may properly come before the meeting.

This proxy statement contains important information, including a description of the business that will be acted upon at the meeting. If you plan to attend the meeting, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors,

Michael C. Wu

Chief Legal Officer

and Corporate Secretary

April 18, 2023

        Bath & Body Works, Inc.  |  2023 Proxy Statement

Information About the Annual Meeting and Voting

The Board of Directors (the “Board”) is soliciting your proxy to vote at our 2023 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. In this proxy statement, “we,” “our,” “Bath & Body Works” and the “Company” refer to Bath & Body Works, Inc.

We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April 18, 2023 to all stockholders entitled to vote. The Company’s 2022 Annual Report on Form 10-K (the “2022 10-K”), which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form. You may request copies of such documents from: Bath & Body Works, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

Date, Time and Place of Meeting

Date:	June 8, 2023
Time:	8:30 a.m. Eastern Time
Place:	Three Limited Parkway, Columbus, Ohio 43230

Attending the Meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located at the back of this booklet. In addition, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on April 10, 2023. Because of necessary security precautions, bags, purses and briefcases will be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. The use of cameras, video and audio recording devices and other electronic devices at the annual meeting is prohibited, and such devices will not be permitted in the annual meeting. We realize that many mobile phones have built-in digital cameras and recording functions, and while you may bring these phones into the annual meeting, you may not use the camera or recording functions at any time.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned Company common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, April 10, 2023. As of the record date, there were 228,950,584 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

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The enclosed proxy card indicates the number of shares that you own. Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares in the following manner:

•	“FOR” the election of the Board’s 13 nominees for director (as described beginning on page 14);
•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 24);
•	“FOR” the advisory vote to approve named executive officer compensation (as described on page 29);
•	“1 Year” on the advisory vote on the frequency of future advisory votes on named executive officer compensation (as described beginning on page 29); and
•	“AGAINST” the stockholder proposal regarding an independent board chairman (as described beginning on page 62).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement was filed, we knew of no other matters to be acted on at the meeting. See “—Vote Necessary to Approve Proposals” below for a discussion of the votes required to approve these items.

Certain stockholders received a Notice containing instructions on how to access this proxy statement and our 2022 10-K via the Internet. Those stockholders should refer to the Notice for instructions regarding how to vote.

Revoking Your Proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet);
•	notifying our Corporate Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230, in writing before the meeting that you have revoked your proxy; or
•	voting in person at the meeting.

Voting in Person

If you plan to vote in person at the meeting, a ballot will be available when you arrive at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on April 10, 2023, the record date for voting, as well as a proxy, executed in your favor, from the nominee.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. If you appoint your own proxy, either you or the individual you appoint must present the proxy card at the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

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Vote Necessary to Approve Proposals

•

Pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Any “against” votes will count as a vote cast, but “abstentions” and broker non-votes will not count as a vote cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if the director does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.

•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.
•

The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. While this vote is required by law, it will neither be binding on the Company nor the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Human Capital & Compensation Committee (the “HCC Committee”) will carefully consider the stockholder vote, along with all other expressions of stockholder views on this matter, when considering future executive compensation decisions.

•

With respect to the advisory vote on the frequency of future advisory votes on named executive officer compensation, the voting option, if any, that receives the affirmative vote of a majority of the votes present in person or by proxy and voting thereon will be the option adopted by the stockholders. While this vote is required by law, it will neither be binding on the Company nor the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the HCC Committee will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views received on this matter, in making a determination on the frequency of future advisory votes on named executive officer compensation. If none of the three voting options receives a majority, the Board will consider the voting option that receives the plurality of votes cast.

•	The stockholder proposal requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

Impact of Abstentions and Broker Non-Votes

You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Abstentions with respect to the election of directors, the ratification of Ernst & Young LLP as our independent registered public accountants, the advisory vote to approve named executive officer compensation, the advisory vote on the frequency of future advisory votes on named executive officer compensation and the stockholder proposal will be excluded entirely from the vote and will have no effect.

In addition, under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal to ratify Ernst & Young LLP as our independent registered public accountants, even if it did not receive voting instructions from you. Your broker may not vote your shares on any of the other matters without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials

We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.

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If you hold Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling (614) 415-7585 or notifying our Corporate Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230.

A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

Corporate Governance

The Company has a long-standing commitment to strong corporate governance, which promotes the long-term interests of our stockholders, strengthens Board and management accountability and helps build stakeholder trust in the Company. The Board has adopted policies and processes that foster effective Board oversight of critical matters such as strategy, risk management, financial and other controls, capital allocation, technology, cybersecurity and data security, compliance and ethics, culture, environmental, social and governance (“ESG”) matters, Board refreshment and management succession planning. The Board regularly reviews the Company’s major governance documents, policies and processes in the context of current governance trends, recognized best practices and legal and regulatory changes.

The Board and the Nominating & Governance Committee have devoted significant time and attention to important governance matters over the past year, including management succession and Board refreshment. Following the announcement of Mr. Meslow’s unexpected departure as Chief Executive Officer in February 2022, the Board initiated a comprehensive search for a seasoned leader for the Company. As part of the rigorous process, the Board considered and held numerous discussions with respect to potential candidates and, after an extensive search, selected Ms. Boswell as the Company’s Chief Executive Officer in November 2022, effective as of December 1, 2022. The Board and the Nominating & Governance Committee have also been acutely focused on Board refreshment. During fiscal 2022, the Company engaged a search firm to assist the Nominating & Governance Committee in identifying and evaluating potential directors. In line with the Board’s commitment to refreshment, self-evaluation and diversity, members of the Nominating & Governance Committee met regularly with the search firm and vetted and interviewed a number of potential director candidates. The Nominating & Governance Committee ultimately recommended to the Board the appointment of Alessandro Bogliolo and Juan Rajlin in 2022 and, following continued engagement with the Company’s stockholders, Lucy Brady, Steven Voskuil and Thomas Kuhn in 2023. See “Election of Directors—The Board’s 2023 Director Nominees” below. In connection with these efforts, members of the Board and the Nominating & Governance Committee held numerous interviews and discussions regarding potential director candidates and Chief Executive Officer candidates over the course of 2022 and 2023, in addition to the meetings of the Board and its committees.

The following sections provide an overview of our corporate governance structure, policies and processes, including key aspects of our Board’s and its committees’ operations.

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Corporate Governance Highlights

INDEPENDENT BOARD OVERSIGHT

Majority Independent Board	Our Board includes 13 members, 12 of whom are independent, including an independent Board Chair.

Separate Board Chair and CEO Roles	The Chief Executive Officer and Board Chair have been two separate people since March 2020 (other than from May 2022 to November 2022 when Sarah Nash served as our Interim Chief Executive Officer), and the Chief Executive Officer and Board Chair roles are required to be separated pursuant to our Nominating & Governance Committee charter.

Independent Board Committees	Each of our standing Board committees is composed solely of independent directors.

Oversight of Critical Matters	Our Board oversees the Company’s strategic, capital structure (including capital allocation), risk management, cybersecurity, data security and ESG matters.

Management Succession	Our Board regularly reviews succession plans for our Chief Executive Officer and other senior management positions.

Independent Executive Sessions	At every regular Board meeting, time is set aside for the independent directors to meet in executive session.

STOCKHOLDER RIGHTS AND ACCOUNTABILITY

Annual Board Elections	All directors are elected annually. We do not have a classified Board.

Majority Voting Requirements	Our Certificate of Incorporation and Bylaws include no supermajority voting requirements.

Proxy Access	Our Bylaws include proxy access rights, permitting up to 20 stockholders owning 3% or more of the outstanding shares of Common Stock continuously for at least three years to nominate the greater of two directors or up to 20% of our Board and include those nominees in our proxy materials.

Stockholder Ability to Call Special Meetings	Stockholders who own at least 25% of the outstanding shares of Common Stock may call a special meeting of stockholders.

Majority Voting Standard for Uncontested Director Elections	In uncontested director elections, directors are elected by a majority of votes cast.

No Shareholder Rights Plan	We do not have a shareholder rights plan / “poison pill” in effect.

BOARD STRUCTURE

Director Qualifications and Skills	We believe that our directors, as a whole, possess the right mix of qualifications, skills and experience and reflect the diversity of our Company’s associates, the communities we serve, our customers and our other key stakeholders. See “Election of Directors—The Board’s 2023 Director Nominees” below.

Director Diversity	Of our 13 Board members, six are women, four are people of color and one is a member of the LGBTQIA+ community. See “Election of Directors—The Board’s 2023 Director Nominees” below. Pursuant to the Charter of our Nominating & Governance Committee, the Board is committed to having at least 50% of the Board be diverse and to ensuring that the initial pool of candidates for any Board vacancy consists of at least one woman and one person of color.

Director Overboarding Policy	Under the Company’s corporate governance principles, directors may serve on no more than four public company boards (including the Company’s Board), and any director who is also a named executive officer of another public company may serve on no more than two public company boards (including the Company’s Board).

Annual Self-Assessments	The Board and its committees perform annual self-assessments to enhance performance.

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Our Board of Directors

Our Board currently has 13 members. Each director who served during fiscal 2022 was, and each current director continues to be, independent in accordance with applicable NYSE standards other than Andrew Meslow and Gina Boswell during their respective tenures as Chief Executive Officer of the Company, and Sarah Nash, from February 22, 2022, through January 28, 2023, during which time she served as Executive Chair and/or Interim Chief Executive Officer of the Company. Effective on January 29, 2023, Ms. Nash returned to serving as our independent, non-executive Chair of the Board.

Board Leadership Structure

Ms. Nash served as an independent Chair of our Board from May 2020 until her appointment to the role of Executive Chair on February 22, 2022. On May 12, 2022, Ms. Nash assumed the role of Interim Chief Executive Officer upon the departure of Andrew Meslow, our then Chief Executive Officer, due to health reasons while the Company searched for a permanent Chief Executive Officer. Upon the appointment of Ms. Boswell as Chief Executive Officer on December 1, 2022, Ms. Nash ceased serving as Interim Chief Executive Officer and, on January 28, 2023, Ms. Nash ceased serving as Executive Chair. Effective on January 29, 2023, Ms. Nash returned to being our non-executive Board Chair. Mr. Steinour served as Interim Lead Independent Director from March 10, 2022, through January 28, 2023 to provide the Board with independent leadership while Ms. Nash served as Executive Chair and was not independent.

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In January 2023, the charter of the Nominating & Governance Committee was amended to provide that the positions of Chair of the Board and Chief Executive Officer will be held by different persons. If the Chair of the Board is not an independent director, our corporate governance principles further provide that an independent director will be appointed by the independent directors of the Board as the lead independent director (the “Lead Independent Director”). If a Lead Independent Director is appointed, the Lead Independent Director will have the following responsibilities:

•	preside at all meetings of the Board at which the Chair of the Board is not present, including executive sessions of the independent and non-management directors;
•	serve as liaison between the Chair of the Board and the independent and non-management directors;
•	approve information sent to the Board;
•	collaborate with the Chair of the Board to set meeting agendas for the Board;
•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	have the authority to call meetings of the independent and non-management directors;
•	if requested by major stockholders, ensure that he or she is available for consultation and direct communication;
•	assist the Chair of the Board and the Board in assuring compliance with and implementation of the Company’s corporate governance principles; and
•	perform any other duties that may be deemed appropriate or necessary by the Board.

Given that we currently have an independent Chair of the Board, we do not have a Lead Independent Director.

The Board believes that the separated roles of Chair of the Board and Chief Executive Officer, and the significant responsibilities of a Lead Independent Director in the event that the Chair of the Board is not independent, provide an appropriate balance between leadership and independent oversight.

Meeting Attendance

Our Board held 11 meetings during fiscal 2022. During fiscal 2022, all of the then-current directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which the director is a member. In connection with the Board’s refreshment efforts during 2022 and 2023, members of the Board and the Nominating & Governance Committee also held numerous interviews and discussions regarding potential director candidates over the course of 2022 and 2023, in addition to the meetings of the Board and its committees. In addition, in connection with the rigorous search process for a new Chief Executive Officer in 2022, the Board considered and held numerous discussions with respect to potential candidates and the executive search firm assisting with the process.

The Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically nearly all have done so. All of the then-current Board members, other than Robert Schottenstein who retired from the Board effective at the 2022 annual meeting of stockholders, attended the 2022 annual meeting.

Committees of the Board

During fiscal 2022, the Board had a standing Audit Committee, HCC Committee, Nominating & Governance Committee and Executive Committee. The charters for the Audit, HCC and Nominating & Governance Committees are available on the Company’s website at www.bbwinc.com under “Investors” followed by “Committee Charters and Governance Materials.” The current members of our committees, the principal roles and responsibilities of each committee and the number of meetings held during fiscal 2022 are reflected below. Each member of each committee during fiscal 2022 was (other than Ms. Nash on the Executive Committee from February 22, 2022, through January 28, 2023, during which time she served as Executive Chair and/or Interim Chief Executive Officer of the Company), and each current member continues to be, independent in accordance with the Company’s corporate governance principles and applicable NYSE standards and Securities and Exchange Commission (“Commission”) rules.

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Audit Committee

Chair Steinour Members Hondal Morris Rajlin Symancyk

Number of Meetings in Fiscal 2022

15

Principal Roles and Responsibilities

•  Oversees the integrity of the Company’s financial statements and internal controls

•  Reviews significant legal and regulatory matters affecting the Company

•  Oversees the Company’s ethics and compliance function, including at least quarterly reports to the committee

•  Oversees the qualifications, independence and performance of the Company’s independent auditors

•  Oversees the performance of the Company’s internal audit function

•  Oversees the Company’s enterprise risk management program and has primary responsibility for oversight of the Company’s policies and practices with respect to risk assessment and risk management, including the Company’s policies and practices with respect to cybersecurity risk and the Company’s data security policies

The Board has determined that each of the Audit Committee members qualifies as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.

Human Capital & Compensation Committee

Chair Morris Members Bellinger Bogliolo Hondal Lee

Number of Meetings in Fiscal 2022

7

Principal Roles and Responsibilities

•  Reviews the key workforce management and human capital policies and practices of the Company

•  Reviews the Company’s programs for executive and management level development

•  Reviews the Company’s programs, policies and strategies relating to its culture, talent, diversity, inclusion and equal employment opportunities

•  Oversees the Company’s compensation and benefits philosophy and policies

•  Evaluates the Chief Executive Officer’s performance and approves the Chief Executive Officer’s compensation

•  Oversees the compensation structure for other executive officers of the Company and, based on the recommendations of the Company’s Chief Executive Officer, approves such officers’ compensation

•  Evaluates and recommends for approval by the Board compensation for the Company’s directors

•  Undertakes an annual review and risk assessment of the Company’s compensation policies and practices

•  Monitors the independence of the committee’s compensation consultant

The HCC Committee may delegate its authority to subcommittees or the Chair of the HCC Committee as it deems appropriate and in the best interests of the Company, provided that periodic reports by the parties receiving any such delegation are made to the full HCC Committee in accordance with the terms of the delegation. In accordance with its charter, the HCC Committee may also delegate to one or more Company officers its authority to make grants and awards of stock rights or options to any individual who is not an executive officer of the Company. The HCC Committee has delegated to our Chief Human Resources Officer the authority to make stock awards under the provisions of the Company’s 2020 Stock Option and Performance Incentive Plan (the “2020 Plan”) with a value up to $500,000 in any year to any associate who is not a Section 16 officer of the Company.

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Nominating & Governance Committee

Chair Bellinger Members Bogliolo Lee Rajlin Symancyk

Number of Meetings in Fiscal 2022

4

Principal Roles and Responsibilities

•  Actively engages in the ongoing review of the composition of the Board and opportunities for Board refreshment

•  Recommends criteria for the selection of the candidates to the Board and its committees, and identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees

•  Considers and reviews the qualifications of any individual nominated for election to the Board by stockholders and is responsible for proposing a slate of candidates for election as directors at each annual meeting of stockholders

•  Oversees the evaluation of the performance of the Board and its committees and recommends ways to improve Board and committee performance

•  Reviews the Company’s actions in furtherance of its corporate social responsibility, including ESG and philanthropic initiatives, including the impact of Company procedures and processes on associates, citizens and communities

•  Develops and reviews, at least annually, the Company’s corporate governance policies, practices and procedures to ensure they reflect evolving best practices

•  Reviews the composition, size, structure, practices, policies and activities of the Board and its committees

•  Reviews the independence of directors

•  Oversees orientation programs and continuing education opportunities for directors

Executive Committee

Chair Nash Members Bellinger Morris Steinour

Number of Meetings in Fiscal 2022

Principal Roles and Responsibilities

The Executive Committee may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board.

Board and Committee Evaluations

To ensure that the Board and its committees remain effective, the Nominating & Governance Committee oversees a robust annual evaluation of the Board, the Audit Committee, the HCC Committee and the Nominating & Governance Committee and recommends ways to improve performance. At least annually, each of the Audit Committee, the HCC Committee and the Nominating & Governance Committee evaluates its own performance and reports to the Board on such evaluation. The full Board also engages in self-evaluation at least annually.

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Meetings of Independent Directors

The independent directors of the Board meet in regular executive sessions. Ms. Nash serves as the chair of those meetings. During Ms. Nash’s tenure as Executive Chair and Interim Chief Executive Officer, during which time Ms. Nash was not independent, executive sessions of our independent directors were led by Mr. Steinour, our Interim Lead Independent Director at the time. Ms. Boswell does not, and during her tenure as Executive Chair and Interim Chief Executive Officer Ms. Nash did not, attend any meetings of the independent directors.

Board Role in Strategic Planning and Capital Structure

Our Board plays an important role in the Company’s strategic planning process through dedicated strategy sessions that occur at least annually as well as active engagement with Company management regarding the Company’s strategy at each regular Board meeting. The Board regularly reviews the Company’s capital structure with a view toward long-term value creation for our stockholders. As discussed under the heading “Election of Directors—The Board’s 2023 Director Nominees,” our director nominees possess specific qualifications, skills and experience that support the Company’s strategy and reflect the diversity of our workforce, the communities we serve, our customers and our other key stakeholders.

Board Role in Risk Oversight

The Board as a whole has responsibility for risk oversight, with a focus on the most significant risks facing the Company, including strategic, competitive, economic, operational, legal, regulatory, ESG and compliance risks. In addition, certain committees of the Board have been assigned oversight of risk areas that are particularly relevant to their respective areas of responsibility and oversight. For example, the Audit Committee oversees our enterprise risk management program and reviews policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee also reviews policies and practices with respect to cybersecurity risk and the Company’s data security policies. The HCC Committee considers the risks to our business associated with our compensation policies and practices from the perspective of enterprise risk. The HCC Committee is also responsible for overseeing any allegation of any claim of discrimination, harassment or retaliation that presents a material risk to the Company. The Nominating & Governance Committee reviews the Company’s corporate governance structure, director succession matters and ESG matters. All committees report to the full Board on risk matters as appropriate. The nature and effect of the risks faced by our Company vary in many ways. The potential impact of some risks may be minor, and accordingly, as a matter of business judgment, allocating significant resources to avoid or mitigate a minor potential adverse impact may not be prudent. In some cases, a higher degree of risk may be acceptable. As such the amount of oversight of the Board for different types of risk depends on the nature of the risk.

The risk oversight responsibility of the Board and its committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment, including our Chief Legal Officer, who also serves as our chief compliance officer and reports to the Chief Executive Officer, and to provide information about management’s identification, assessment and mitigation strategies for critical risks. Our management team is responsible for day-to-day risk management. This includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, reputational, financial, operational, legal, compliance and reporting levels. The Board maintains an open dialogue with, has regular access to, and receives ongoing updates from, management and, when appropriate, outside advisors and experts, with respect to any potential risks identified by management. The Board believes that this division of labor among the Board, its committees and management allows us to appropriately monitor risks over the short, intermediate and long-term.

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The Board’s Commitment to ESG Matters

Bath & Body Works, Inc., as a values-based company, recognizes that we have a responsibility to all stakeholders of our business, including associates, customers, stockholders, the communities where we live and work, people across our value chain who contribute to our success and, of course, the planet. The Nominating & Governance Committee reviews and oversees our actions in furtherance of our corporate social responsibility, including our ESG strategy and initiatives. In April 2023, we released our first ESG Report, which is available at www.bbwinc.com (see the “About Us” link followed by the “ESG Reports and Policies” link), and formalized our near- and longer-term ESG commitments (which report is not incorporated by reference into this proxy statement). During 2022, following a comprehensive ESG prioritization assessment that included feedback from internal and external stakeholders, we identified the following six ESG focus areas:

People and Culture

Diversity, Equity and Inclusion

Product Transparency and Ingredients

Sustainable Sourcing

Climate Change and Carbon Emissions

Packaging and Plastics

Our Stockholder Outreach and Engagement

The Board believes that it is important to understand stockholder perspectives on the Company and foster long-term relationships with our stockholders. To that end, we have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with our major investors on a range of issues, including corporate governance matters, executive compensation and environmental and social goals and initiatives. In fiscal 2022, we met with approximately 55 of our stockholders representing more than 60% of our shares outstanding as of December 31, 2022, as well as with other key stakeholders and prospective investors. We believe these meetings strengthen our relationships with our stockholders and reinforce our commitment to incorporate stockholder feedback into various decisions made by the Board and management.

Director Independence

The Board has determined that each of the individuals nominated to serve on the Board (except for Ms. Boswell, our Chief Executive Officer) has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. The Board has also determined that Robert Schottenstein, who retired from the Board effective on May 12, 2022, was “independent” in accordance with applicable NYSE standards during the time he served on the Board in 2022. If all director nominees are elected to serve as our directors, independent directors will constitute 92% of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director or a member of the director’s immediate family and the Company; whether within the past three years the director or a member of the director’s immediate family has served as an executive officer of the Company; whether the director or a member of the director’s immediate family has received, during any 12-month period within the last three years, direct compensation from the Company in excess of $120,000 (other than compensation in respect of such person’s service on the Board); whether the director or a member of the director’s immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director or a member of the director’s immediate family is employed by an entity that is engaged in business dealings with the Company that exceed the greater of $1 million or 2% of such entity’s consolidated gross revenues. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors. The Board considered Ms. Nash’s service as the Executive Chair and/or Interim Chief Executive Officer of the Company during the period from February 22, 2022, through January 28, 2023, and the one-time award of restricted stock units to Ms. Nash on March 10, 2022, that vest over three years (as described under the heading “Compensation-Related Matters—Compensation Discussion and Analysis—Compensation for NEOs—2022 Nash Equity Award”) and determined, in accordance with the applicable NYSE standards, that such service as an interim executive officer and compensation, as well as the one-time nature of the award, did not disqualify Ms. Nash from being an independent director following the end of such service.

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Contacting the Board

The Board provides a process for interested parties to send communications to the full Board, the Chair of the Board, the independent directors and any committee of the Board. The Board, any Board committee or any individual director may be contacted by writing to the Board, committee or director, as applicable, c/o Bath & Body Works, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@bbw.com. Communications that are not related to a director’s duties and responsibilities as a Board or committee member may be excluded by the Office of the Chief Legal Officer, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Code of Conduct and Governance Documents

The Company has a code of conduct that is applicable to all Company associates, including the Chief Executive Officer and Chief Financial Officer, and to members of the Board. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at www.bbwinc.com.

Under the Company’s related person transaction policy, subject to certain exceptions, directors and executive officers of the Company are required to notify the Company’s Corporate Secretary of any potential financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer, his or her immediate family members or a 5% beneficial owner of the Common Stock has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

Based on the information provided by the Company’s officers and directors and assessments by the Company’s management, there were no such related person transactions during fiscal 2022.

The Company’s code of conduct, corporate governance principles and related person transaction policy, as well as the charters of the Audit Committee, HCC Committee and Nominating & Governance Committee, are available on the Company’s website at www.bbwinc.com (see the “Investors” link followed by the “Committee Charters and Governance Materials” link). Stockholders may also request a copy of any such document from: Bath & Body Works, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

Fiscal 2022 Director Compensation

The following table sets forth compensation earned by the individuals who are not Company associates who served as directors of the Company during fiscal 2022. Ms. Nash ceased being a non-associate director on February 22, 2022. Ms. Nash’s compensation for her service as a non-associate director and as a named executive officer of the Company for fiscal 2022 is reflected in the 2022 Summary Compensation Table. Associates who serve as directors do not receive separate compensation for service on the Board.

	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	TOTAL ($)

Patricia Bellinger	185,000	147,595	332,595

Alessandro Bogliolo(3)	99,670	165,853	265,523

Francis Hondal	150,000	147,595	297,595

Danielle Lee	145,000	147,595	292,595

Michael Morris	195,000	147,595	342,595

Juan Rajlin(3)	99,670	165,853	265,523

Robert Schottenstein(4)	41,030	0	41,030

Stephen Steinour	170,000	147,595	317,595

J.K. Symancyk	145,000	147,595	292,595

(1)

Directors (other than the Board Chair) received an annual cash retainer of $100,000. Directors received an additional annual cash retainer of $25,000 for membership on the Audit Committee and HCC Committee and $20,000 for all other committee memberships. The Audit

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Committee and HCC Committee Chairs received an additional $25,000. The Nominating & Governance and Executive Committee Chairs received an additional $20,000.

(2)

Directors (other than the Board Chair) received an annual stock retainer of $150,000. Stock retainers were granted under the 2020 Plan and vest one year following the grant date, generally subject to the director’s continued service on the Board through the vesting date. The number of shares issued was calculated based on the fair market value of Common Stock on the date the shares were issued. The value of stock awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, for each award. See Note 16 to the Company’s financial statements filed in the 2022 10-K for a discussion of the Company’s assumptions in determining the aggregate grant date fair value of these awards.

(3)	Messrs. Bogliolo and Rajlin were appointed to the Board effective March 28, 2022. Cash and stock payments were pro-rated based on the number of days of Board service, as applicable.

(4)	Effective May 12, 2022, Mr. Schottenstein retired from the Board. Cash payments to Mr. Schottenstein were pro-rated based on his number of days of Board service.

The stock ownership guidelines applicable to members of our Board require directors to maintain ownership of at least five times their annual cash retainer within five years of becoming subject to the guidelines. All members of our Board are either in compliance with the guidelines or are on track to comply with the guidelines within the required time frame.

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Election of Directors

(Item 1 on the Proxy Card)

Our Board is elected annually by our stockholders. The Nominating & Governance Committee is responsible for considering candidates for the Board and recommending director nominees for the Board.

The Board’s 2023 Director Nominees

After evaluating the performance, qualifications, skills and experience of each of the current Board members and the composition of our full Board, based upon the recommendations of the Nominating & Governance Committee, the Board has recommended the election of all 13 of our incumbent Board members.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

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We believe that our directors, as a whole, possess the right mix of qualifications, skills and experience, and the commitment to Board refreshment to ensure this moving forward. Our directors also reflect the diversity of our workforce, the communities we serve, our customers and our other key stakeholders. The tables below summarize the skills, qualifications and attributes of our directors, as well as certain diversity characteristics self-identified by our directors, that are important to our Board.

Qualifications and Skills

Technology Knowledge of or experience with technology, including digital solutions, information technology systems and architecture, and/or cybersecurity or data security
Executive Business Experience Experience serving in an executive capacity in a public company or regulatory environment
Financial Expertise Knowledge of or experience in capital markets, capital allocation, corporate finance and/or accounting
Governance Experience serving on a public company board or developing corporate governance policies or investor relations programs for public companies
Marketing, Digital & Consumer Insights Experience in marketing, branding, digital and e-commerce, data analytics, customer loyalty and/or consumer insights
Operations / Supply Chain Experience with multi-site operational management, including logistics, distribution and/or fulfillment
Public Company CEO / Senior Leadership Experience Experience serving as a chief executive officer or in a similar leadership position of a public company
Omnichannel Retail Retail or consumer products experience or experience connecting digital and physical commerce, including services and capabilities, organizational structure and related solutions
Global / International International experience or experience managing international operations or organizations
ESG Expertise in environmental, social and governance (ESG) issues

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Our Board Skills and Experience

QUALIFICATIONS / SKILLS

Technology			∎	∎	∎		∎		∎	∎	∎	∎	∎

Executive Business Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Financial Expertise		∎	∎		∎	∎		∎	∎	∎	∎	∎	∎

Governance	∎	∎	∎		∎	∎	∎	∎	∎	∎	∎	∎

Marketing, Digital & Consumer Insights		∎	∎	∎	∎		∎			∎	∎	∎

Operations / Supply Chain		∎	∎			∎		∎	∎			∎

Public Company CEO / Senior Leadership Experience		∎	∎			∎		∎	∎		∎	∎	∎

Omnichannel Retail		∎	∎	∎	∎	∎	∎			∎		∎

Global / International	∎	∎	∎	∎	∎		∎	∎	∎	∎		∎	∎

ESG	∎	∎	∎	∎		∎	∎	∎	∎	∎	∎	∎

Male, Female or Non-binary (M, F or NB)	F	M	F	F	F	M	F	M	F	M	M	M	M

Race / Ethnicity

African American or Black	∎						∎

Hispanic or Latino					∎					∎

White		∎	∎	∎		∎		∎	∎		∎	∎	∎

Other Characteristics

LGBTQIA+										∎

A Broadly Representative Board

13 BOARD NOMINEES
46% Women	31% People of Color

Each of the 13 individuals nominated for election to the Board would hold office until the 2024 annual meeting of stockholders or until his or her successor is elected and qualified. Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board; alternatively, the Board may elect to reduce the size of the Board. We are unaware of any nominee of the Board who would be unable to serve as a director if elected.

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Set forth below is additional information about the experience and qualifications of each of the nominees for director that led the Board to conclude that the director would provide valuable insight and guidance as a member of the Board.

Board Nominees

Age: 62 Director since: 2017 Committees: • Executive Committee • Human Capital & Compensation Committee • Nominating & Governance Committee (Chair)	Patricia S. Bellinger	INDEPENDENT DIRECTOR

Experience

Ms. Bellinger is the chief of staff and strategic advisor to the President of Harvard University, an institution of higher education. From 2017 to 2018, she was a senior fellow at the Center for Public Leadership at the Harvard Kennedy School, a graduate and professional school. From 2013 to 2017, she was an adjunct lecturer and the executive director at the Center for Public Leadership at the Harvard Kennedy School and from 2010 to 2013, she was the executive director of executive education at Harvard Business School, a graduate and professional school. Prior to joining Harvard Business School, Ms. Bellinger was group vice president at British Petroleum, a global energy company, from 2000 to 2007, where she oversaw leadership development and established and led British Petroleum’s global diversity and inclusion transformation. Ms. Bellinger served as a director of Pattern Energy Group Inc., a power company, from 2013 until 2018, as a director of Paris-based Sodexo S.A., from 2005 until 2018, and as a trustee of uAspire until 2020. She also serves as a director of Paris-based Sonepar and Safran S.A. and the National Board of the Smithsonian Institution. Ms. Bellinger’s nomination is supported by her extensive executive, business and leadership experience and service on several other public company boards of directors.

Age: 58 Director since: 2022 Committees: • Human Capital & Compensation Committee • Nominating & Governance Committee	Alessandro Bogliolo	INDEPENDENT DIRECTOR

Experience

Mr. Bogliolo, born in Italy, previously served as the chief executive officer and director of Tiffany & Co. (“Tiffany”), a luxury jewelry and specialty retailer, serving in such role from October 2017 through the acquisition of Tiffany by LVMH Moët Hennessy Louis Vuitton SE (“LVMH”) in January 2021. In November 2022, Mr. Bogliolo assumed the role of board chair of Audemars Piguet, a Swiss manufacturer of luxury mechanical watches and clocks, after joining its board of directors in August 2022. Prior to joining Tiffany, Mr. Bogliolo served as chief executive officer and director of Diesel SpA, an international fashion brand that is part of the OTB Group, from 2013 to 2017, and in senior roles with LVMH from 2011 to 2013, including as chief operating officer, North America, for Sephora USA and executive vice president and chief operating officer of Bulgari. Mr. Bogliolo’s nomination is supported by his extensive executive, strategic and operational leadership experience, including as chief executive officer of a publicly traded retail brand, his deep knowledge of the retail industry and consumers and his international experience and perspective.

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Age: 60 Director since: 2022	Gina R. Boswell	CHIEF EXECUTIVE OFFICER AND DIRECTOR

Experience

Ms. Boswell is the Chief Executive Officer of the Company and has served as such since December 1, 2022. Prior to joining the Company, Ms. Boswell held senior executive roles with Unilever PLC (“Unilever”), a global food, personal care and household products company, including president, US customer development from May 2017 through October 2019; general manager, U.K. and Ireland from September 2015 through May 2017; and executive vice president, personal care from 2011 through September 2015. Ms. Boswell joined Unilever through the acquisition of Alberto-Culver Company, where she served as president, global brands, overseeing marketing, research and development, consumer insights and packaging for numerous hair and skin care brands from 2008 through July 2011. Earlier in her career, Ms. Boswell served as chief operating officer of Avon North America and held senior positions at Ford Motor Company and Estée Lauder Companies Inc. Ms. Boswell has served on the boards of directors of Wolverine World Wide, Inc., a designer, marketer and licensor of footwear and apparel, from December 2013 to December 2022; ManpowerGroup Inc., a provider of workforce solutions and services, from February 2007 through December 2022; and ACCO Brands Corporation, a manufacturer of consumer, school, technology and office products, from March 2022 to December 2022. Ms. Boswell is a summa cum laude graduate of Boston University and received her M.B.A. from Yale University. Ms. Boswell’s nomination is supported by her extensive beauty and personal care leadership roles at global companies, her expertise in sales, marketing, brand-building and business development and strategy, and her experience serving on several other public company boards of directors.

Age: 53 Director since: 2023	Lucy Brady	INDEPENDENT DIRECTOR

Experience

Ms. Brady is president, grocery & snacks at Conagra Brands, Inc. (“Conagra”), a publicly traded leading branded food company, and has served in such role since June 2022. As president, grocery & snacks, Ms. Brady leads the ongoing modernization and growth of Conagra’s $5 billion grocery and snacks portfolio. Prior to joining Conagra, she served as senior vice president and chief digital customer engagement officer of McDonald’s Corporation (“McDonald’s”) from 2020 through 2022 overseeing some of its most significant growth drivers, including delivery, loyalty, digital ordering and pickup and personalized communications. Ms. Brady joined McDonald’s as senior vice president of corporate strategy, business development and innovation in September 2016 after previously serving as a managing director and senior partner at The Boston Consulting Group. Ms. Brady’s nomination is supported by her omnichannel retail and consumer products experience, her executive leadership and corporate strategy experience and her expertise in global digital strategy and customer loyalty and engagement.

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Age: 58 Director since: 2021 Committees: • Audit Committee • Human Capital & Compensation Committee	Francis A. Hondal	INDEPENDENT DIRECTOR

Experience

Ms. Hondal retired as president of loyalty and engagement at Mastercard Inc. (“Mastercard”), a global technology company in the payments industry, in 2022 after serving in that position since 2018. She was also a member of Mastercard’s management committee. In that role, Ms. Hondal led the expansion of consumer benefits, performance-based and personalized marketing services, loyalty and rewards programs and data and technology services for enterprises worldwide ranging from financial institutions, retail and commerce, hospitality and fintechs. From 2015 to 2018, Ms. Hondal served as global executive leader for consumer credit products, loyalty services, marketing and digital services at Mastercard and was responsible for innovative new product development, strategic partnerships and data services via direct and partners’ marketing channels. From 2011 to 2015, she was executive vice president of products, marketing and advisors at Mastercard within its Latin American region. Ms. Hondal also spent 17 years at the American Express Company in global and regional general management, marketing and finance roles within its consumer services division. Since September 2020, Ms. Hondal has served as a director of Equitable Holdings, Inc., a financial services holding company composed of two principal franchises, Equitable and AllianceBernstein. She also serves on the board of the Florida International University Foundation. She previously served as a board observer for Flybits, a Canadian contextual marketing fintech. Ms. Hondal’s nomination is supported by her extensive consumer marketing, finance, loyalty and international general management experience.

Age: 60 Director since: 2023	Thomas J. Kuhn	INDEPENDENT DIRECTOR

Experience

Mr. Kuhn has been managing member of Doorbrook LLC (“Doorbrook”), a private advisory and investment firm, since July 2022. Prior to Doorbrook, Mr. Kuhn was senior advisor and special counsel at Oscar Health, Inc., which he joined in 2021 following his employment at the law firm of Covington & Burling LLP from 2017 to 2021. From 2000 through 2014, Mr. Kuhn was a managing director at investment banking firm Allen & Company, LLC. Prior to joining Allen & Company, he was the senior vice president and general counsel of USA Networks, Inc. (a predecessor to IAC Inc.). Mr. Kuhn previously served as a director of ILG, Inc., a Miami-based provider of professionally delivered vacation experiences, from August 2008 through the acquisition of ILG by Marriott Vacations Worldwide in September 2018. Mr. Kuhn’s nomination is supported by his extensive financial, legal and corporate governance experience, including with consumer companies.

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Age: 47 Director since: 2021 Committees: • Human Capital & Compensation Committee • Nominating & Governance Committee	Danielle M. Lee	INDEPENDENT DIRECTOR

Experience

Ms. Lee is president, Warner Music artist and fan experiences at Warner Music Group Corp. (“Warner Music”), a publicly traded music entertainment company, since June 2021, where she leads an in-house creative agency for the Warner Recorded Music roster as well as for third-party musical artists. Prior to joining Warner Music, Ms. Lee was the chief fan officer for the National Basketball Association (the “NBA”) from March 2020 through May 2021, where she oversaw brand, creative and multiplatform fan marketing globally and was charged with elevating brand perceptions, cultural connection and fan engagement. Prior to joining the NBA in 2020, Ms. Lee served for four years as global vice president, partner solutions at Spotify Technology S.A., where she was responsible for developing go-to-market strategy and growing global revenue across music, podcasts and high-impact digital experiences. Prior to Spotify, Ms. Lee served as global vice president, commercial marketing at Vevo LLC. She also spent seven years at AT&T Inc. and served as vice president of product marketing and innovation for AT&T AdWorks after beginning her career at Showtime Networks Inc. Ms. Lee’s nomination is supported by her extensive experience and involvement in brand-building, product innovation and strategic marketing across technology, media and entertainment.

Age: 76 Director since: 2012 Committees: • Audit Committee • Executive Committee • Human Capital & Compensation Committee (Chair)	Michael G. Morris	INDEPENDENT DIRECTOR

Experience

Mr. Morris served as the chairman of the board of American Electric Power Company, Inc. (“AEP”), one of the largest electric utilities in the United States, from 2012 to April 2014. From January 2004 until November 2011, Mr. Morris served as the president, chief executive officer and chairman of AEP. From 1997 until 2003, he served as the president, chairman and chief executive officer of Northeast Utilities, the largest electric utility in New England. Mr. Morris served as a director of Spectra Energy Corp., one of North America’s leading natural gas infrastructure companies, from 2013 through its acquisition by Enbridge Inc. in 2017. Mr. Morris also served on the board of directors of the general partner of Spectra Energy Partners, LP, a master limited partnership engaged in the transmission, storage and gathering of natural gas, and the transportation and storage of crude oil, from 2017 until its acquisition by Enbridge Inc. in 2018. From 2018 to 2019, Mr. Morris served as a director of PHL Group, Inc., a private provider of energy-focused construction and related services. Mr. Morris served as a director of Alcoa Inc., a producer of aluminum, from 2008 to 2016, until Alcoa Inc.’s separation into two standalone, publicly traded companies, Alcoa Corporation (“Alcoa”) and Arconic Inc., and thereafter as the chairman of the board of directors of Alcoa, a producer of bauxite, alumina and aluminum, until his retirement from Alcoa’s board in May 2021. Mr. Morris also served as a director of The Hartford Financial Services Group, Inc., an investment and insurance company, from 2004 until his retirement in May 2022. Mr. Morris’s nomination is supported by his broad business and executive leadership experience, his management expertise and his service on several other public company boards of directors.

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Age: 69 Director since: 2019 Committees: • Executive Committee (Chair)	Sarah E. Nash	CHAIR OF THE BOARD

Experience

Ms. Nash is the independent, non-executive Chair of the Company’s Board of Directors. Ms. Nash served as Interim Chief Executive Officer of the Company from May 2022 through November 2022, and as Executive Chair of the Board from February 2022 to January 2023, following Andrew Meslow’s resignation as Chief Executive Officer of the Company on May 12, 2022, for health reasons. Prior to February 22, 2022, Ms. Nash served as the independent Board Chair beginning in May 2020, and joined the Board in May 2019. Ms. Nash is also the chief executive officer and owner of Novagard Solutions, an innovator and manufacturer of silicone sealants and coatings and hybrid and foam solutions for the building systems, electronics, EV and battery and industrial and transportation markets. Ms. Nash spent nearly 30 years in investment banking at JPMorgan Chase & Co. (and predecessor companies), a financial services firm, retiring as vice chairman of global investment banking in July 2005. She served on the boards of directors of Knoll, Inc., a designer and manufacturer of lifestyle and workplace furnishings, textiles and fine leathers, from 2006 through its acquisition by Herman Miller, Inc. in 2021, and privately held Irving Oil Company through March 2022, and served as a member of the National Board of the Smithsonian Institution through 2022. Ms. Nash currently serves on the boards of directors of Blackbaud, Inc., a publicly traded software company providing technology solutions for the not-for-profit industry, and privately held HBD Industries, Inc., a manufacturer and supplier of general purpose and application-engineered industrial products. Ms. Nash is trustee of the NewYork-Presbyterian Hospital, a member of the Smithsonian Tropical Research Institute and the chair of the International Advisory Board of the Montreal Museum of Fine Arts. Ms. Nash holds a B.A. in political science from Vassar College. Ms. Nash’s nomination is supported by her extensive experience in capital markets, strategic transactions, operations, corporate governance and nonprofit organizations.

Age: 48 Director since: 2022 Committees: • Audit Committee • Nominating & Governance Committee	Juan Rajlin	INDEPENDENT DIRECTOR

Experience

Mr. Rajlin, born in Argentina, has served as the treasurer of Alphabet Inc. (“Alphabet”), a multinational technology company, and its subsidiary Google LLC (“Google”) since October 2018. In Mr. Rajlin’s role with Alphabet, he oversees over $100 billion of investments, corporate finance policy and financial risk management. He is also a key executive overseeing Google’s sustainability strategy and diversity, equity and inclusion work. Prior to joining Alphabet, Mr. Rajlin served as corporate treasurer and chief risk officer from February 2013 through September 2017 and as chief financial officer, products and services from October 2017 through September 2018, in each case at Mastercard, and held various roles with increasing levels of responsibility with General Motors Company before joining Mastercard. Mr. Rajlin holds a B.S., Economics from Universidad Torcuato Di Tella in Argentina and an M.B.A. from Columbia University. Mr. Rajlin’s nomination is supported by his extensive finance and risk management experience, his experience with financial and capital allocation matters, consumer-driven technologies and ESG matters and his deep international experience and perspective.

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Age: 64 Director since: 2014 Committees: • Audit Committee (Chair) • Executive Committee	Stephen D. Steinour	INDEPENDENT DIRECTOR

Experience

Mr. Steinour has been the chairman, president and chief executive officer of Huntington Bancshares Incorporated, a publicly traded bank holding company, since 2009. Mr. Steinour served as Interim Lead Independent Director on the Company’s Board of Directors from March 2022 to January 2023. From 2008 to 2009, Mr. Steinour was a managing partner in CrossHarbor Capital Partners, LLC, a recognized leading manager of alternative investments. Mr. Steinour was with Citizens Financial Group from 1992 to 2008, where he served in various executive roles, including president from 2005 to 2007 and chief executive officer from 2007 to 2008. Mr. Steinour also serves as a supervisory board member of The Clearing House, a real-time payments platform. He previously served as a trustee of Liberty Property Trust, a real estate investment trust, from 2010 to 2014, as a director of the Federal Reserve Bank of Cleveland, from 2017 to 2019, and as a director of Exelon Corporation, a utility services holding company, from 2007 to 2020. Mr. Steinour’s nomination is supported by his extensive executive experience, financial expertise and service on several boards of directors.

Age: 51 Director since: 2021 Committees: • Audit Committee • Nominating & Governance Committee	J.K. Symancyk	INDEPENDENT DIRECTOR

Experience

Mr. Symancyk has served as president and chief executive officer and a director of PetSmart LLC, a large specialty pet retailer, since June 2018. From 2015 to June 2018, Mr. Symancyk was the chief executive officer of Academy Sports and Outdoors, Inc., a sporting goods and outdoor recreation retailer (“Academy Sports”). Mr. Symancyk has over 25 years of industry experience managing complex retail organizations, including with roles of increasing responsibility with each of Academy Sports, Meijer and Walmart Stores. Mr. Symancyk also served on the board of directors of Chewy, Inc., an online retailer for pet products, supplies and prescriptions, from April 2019 through July 2021, and GameStop Corp. from March 2020 to June 2021. Mr. Symancyk’s nomination is supported by his executive experience, including as a leading retail chief executive officer, his financial and operational experience, and his deep understanding of the retail industry.

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Age: 54 Director since: 2023	Steven E. Voskuil	INDEPENDENT DIRECTOR

Experience

Mr. Voskuil has served as senior vice president and chief financial officer of The Hershey Company (“Hershey”) since 2019 and is responsible for leading Hershey’s global finance organization, including financial planning and analysis, accounting and reporting, tax, treasury, internal audit and investor relations. Prior to joining Hershey, he served as senior vice president and chief financial officer of Avanos Medical, Inc. (previously Halyard Health, Inc.) (“Avanos”), a global medical device company serving healthcare needs in more than 90 countries, after he led Avanos’ successful spin-off from Kimberly-Clark Corporation in 2014. Prior to Avanos, he worked for 23 years at Kimberly-Clark Corporation, including serving as chief financial officer of Kimberly-Clark International and vice president and treasurer of Kimberly-Clark Corporation. Mr. Voskuil’s nomination is supported by his extensive financial (including capital allocation) and executive experience, including as chief financial officer of a Fortune 500 company, and his international business experience.

WE RECOMMEND THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE TO OUR BOARD OF DIRECTORS.

Board Refreshment and Selection of Director Nominees

The Company believes that an effective Board consists of individuals who possess a variety of complementary skills, a range of tenures and a diversity of perspectives. We assess and implement our Board succession plan with this in mind. The Nominating & Governance Committee and the Board consider the performance, contributions, skills and experience of our Board members in the broader context of the Board’s overall composition, with a view toward constituting a Board that has the integrity, judgment, skill set, experience and other characteristics to oversee the broad set of challenges that the Company faces and evaluate management on executing the Company’s strategy.

The Board believes in the necessity of ongoing Board refreshment, rigorous self-evaluation, diversity and succession planning. We regularly engage with our stockholders and other stakeholders on Board refreshment. The Board has in place a robust process that will allow us to continue to refresh the Board. We want a thoughtful approach to succession planning, and accordingly, the Board seeks to strike a balanced approach that allows the Board to benefit from the right mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and deep insight into our business and strategies. The Board has diligently pursued refreshment, with more than 75% of the Company’s directors having joined the Board since 2019. If all director nominees are elected to serve as directors at the 2023 annual meeting, the average director tenure on our Board will be 2.9 years.

In assessing new individuals to serve as directors and committee members, the Nominating & Governance Committee takes into account the qualifications of existing directors for continuing service or re-nomination, which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board are summarized under the heading “Election of Directors—The Board’s 2023 Director Nominees” and in the director biographies found on pages 17 through 23 of this proxy statement. The Company’s corporate governance principles provide that the Board will be composed of members of diverse backgrounds and, in January 2022, the Board amended the charter of the Nominating & Governance Committee to include a commitment to have at least 50% of the Board be diverse and to provide that

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the initial pool of candidates for any Board vacancy shall consist of at least one woman and one person of color. The Nominating & Governance Committee considers the diversity of experience, background and expertise of the current directors and areas where new directors might add additional perspectives as factors in the selection of Board nominees. If all 13 director nominees are elected to serve as our directors, six of our directors will be women (including our Board Chair and the Chair of our Nominating & Governance Committee), four of our directors will be people of color and one of our directors will be a member of the LGBTQIA+ community.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to provide the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating individuals nominated by the Board, in addition to considering the information relating to the director nominee provided by the stockholder.

During 2022, the Company engaged a search firm to assist the Nominating & Governance Committee in identifying and evaluating potential directors, and the search culminated in, based on the recommendations of the Nominating & Governance Committee, the Board’s appointments of Alessandro Bogliolo and Juan Rajlin as new independent directors effective on March 28, 2022. Most recently, following engagement with the Company’s stockholders and an interview and vetting process led by the Nominating & Governance Committee, the Board appointed Lucy Brady, Steven Voskuil and Thomas Kuhn as new independent directors effective on February 12, 2023, February 21, 2023, and March 10, 2023, respectively. As previously disclosed, Ms. Brady and Mr. Kuhn were appointed to the Board following the recommendation of Third Point LLC. These new independent directors possess deep experience in omnichannel retail, consumer products, international expansion, corporate strategy, legal and corporate governance, as well as robust financial and capital allocation expertise to further reinforce the Board’s already strong foundation in these areas. In addition, following the conclusion of the Board’s comprehensive search process to identify the Company’s permanent Chief Executive Officer as described on page 33 of this proxy statement, effective upon Ms. Boswell’s appointment as Chief Executive Officer on December 1, 2022, Ms. Boswell was also appointed as a member of the Board.

Ratification of the Appointment of Independent Registered Public Accountants

(Item 2 on the Proxy Card)

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending February 3, 2024. Ernst & Young LLP has been retained as the Company’s independent registered public accountants continuously since 2003.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountants. The Audit Committee is also responsible for approving the fees associated with the Company’s retention of Ernst & Young LLP. In accordance with the Commission’s rules, Ernst & Young LLP’s lead engagement partner rotates every five years. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner. In addition, the Audit Committee evaluates Ernst & Young LLP’s qualifications, performance and independence and presents its conclusions on these matters to the Board on at least an annual basis, and annually considers whether to continue its engagement of Ernst & Young LLP.

The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. We are asking you to ratify Ernst & Young LLP’s appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included under the heading “Independent Registered Public Accountants’ Fees” below.

WE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

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Report of the Audit Committee

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements and internal controls, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the Chief Executive Officer and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed the Company’s audited financial statements as of and for the year ended January 28, 2023, and met with both management and the Company’s independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with GAAP. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Commission. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited financial statements be included in the Company’s 2022 10-K for filing with the Commission.

We have appointed Ernst & Young LLP as the Company’s independent registered public accountants.

Audit Committee

Stephen Steinour, Chair

Francis Hondal

Michael Morris

Juan Rajlin

J.K. Symancyk

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Independent Registered Public Accountants’ Fees

During fiscal 2022, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended January 28, 2023. The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2023.

Audit and Other Fees

The following table presents fees billed or expected to be billed for services rendered by Ernst & Young LLP for fiscal 2022 and 2021 (amounts in thousands):

	FISCAL 2022 ($)	FISCAL 2021 ($)

Audit Fees	3,548	6,364

Audit-related Fees	295	227

Tax Fees	63	327

All Other Fees	0	0

Total Fees	3,906	6,918

“Audit Fees” consist of fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements, as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultations regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting, fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements and, for fiscal 2021 only, fees for audit services in connection with the separation of Victoria’s Secret & Co.

“Audit-related Fees” consist of assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements not required by statute or regulation.

“Tax Fees” consist of tax compliance and advisory services.

Pre-approval Policies and Procedures

Our Audit Committee is required to pre-approve the audit and non-audit services performed by Ernst & Young LLP in order to ensure that these services do not impair Ernst & Young LLP’s independence from us. We maintain an auditor independence policy that, among other things, mandates that our Audit Committee annually pre-approves all audit and permitted non-audit services expected to be performed each year by Ernst & Young LLP and the related fees. This policy also mandates that we may not enter into engagements with Ernst & Young LLP for other permissible non-audit services without the express pre-approval of the Audit Committee. In accordance with this policy, the Audit Committee pre-approved all services performed by Ernst & Young LLP in fiscal 2022 and 2021.

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Information About Our Executive Officers

Set forth below is the name, age (as of April 18, 2023) and certain information regarding each of our executive officers, other than Ms. Boswell, whose biographical information is presented above under the heading “Election of Directors—The Board’s 2023 Director Nominees.”

Age: 52	Wendy Arlin	CHIEF FINANCIAL OFFICER

Ms. Arlin assumed the role of Chief Financial Officer in August 2021. Prior to being promoted to this role, she served as the Company’s Senior Vice President, Finance and Corporate Controller where she led corporate finance, financial reporting and accounting, real estate and store design finance, and financial shared services, including inventory control, accounts payable, payroll, and banking and cash management. Prior to joining the Company in 2005, Ms. Arlin spent 12 years at KPMG LLP in the audit practice and ultimately held the position of partner in charge of the central Ohio consumer and industrial/information, communications and entertainment businesses practices. Ms. Arlin earned a bachelor’s degree in international relations from Stanford University. On April 6, 2023, the Company announced that Ms. Arlin will cease to serve as Chief Financial Officer effective July 29, 2023, or such earlier date on which her successor commences employment with the Company. See “Compensation-related Matters—Compensation Discussion and Analysis—Leadership Transition—Chief Financial Officer Transition” below for additional information.

Age: 56	Tom Mazurek	CHIEF SUPPLY CHAIN OFFICER

Mr. Mazurek was appointed Chief Supply Chain Officer in May 2022. He has more than three decades of experience in product development, production and manufacturing and leads teams responsible for collaborating with merchants and the design function to bring products to life. He also manages all commercial product development including R&D and engineering, in addition to all manufacturing and sourcing across a diverse global base of supply, and leads the Company’s enterprise ESG strategies and initiatives. Mr. Mazurek joined the Company in 2000. Throughout his tenure, he has taken on progressively larger roles and initiatives at the Company, including being a key contributor to Beauty Park, a business park that includes several key Company vendors within close proximity to the Company’s Columbus, Ohio distribution centers and headquarters. Earlier in his career, Mr. Mazurek worked in operational roles with Hasbro and Mattel. He earned his undergraduate degree from Fordham University in New York City and received an M.B.A. from the University at Buffalo.

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Age: 56	Deon Riley	CHIEF HUMAN RESOURCES OFFICER

Ms. Riley joined the Company as Chief Human Resources Officer in December 2020. She has responsibility for all human resources practices, including talent acquisition; engagement and retention; organizational development; diversity, equity and inclusion; total rewards; and systems and policy compliance. Ms. Riley is a strategic HR business partner with a well-honed depth and breadth of experience in large, growth-focused, merchant- and brand-driven organizations across the consumer goods, retail and manufacturing sectors. Prior to joining the Company, she served as group senior vice president of human resources, culture, diversity and inclusion at Ross Stores where she spent eight years. She started her career in sales at United Technologies Corporation, before growing her human resources career at PepsiCo and Abercrombie & Fitch. Ms. Riley earned her undergraduate degree from Wellesley College, her M.B.A. from Clark Atlanta University and her doctorate from Nova Southeastern University. She is also a certified executive coach through Columbia University.

Age: 58	Julie Rosen	PRESIDENT, RETAIL

Ms. Rosen joined the Company as its President in September 2020. She has oversight over all channels, including stores, e-commerce and international; all product functions, including merchandising, design, planning and allocation; store design; and new business opportunities. Ms. Rosen joined Ann Inc., part of the Ascena Retail Group, in February 2017 and served as president with responsibility for Loft, Loft Outlet, Ann Taylor, Ann Taylor Factory and Lou & Grey from June 2018 through September 2020. Ms. Rosen has a deep merchant background and a breadth of leadership experience across merchandising, design, planning, production, marketing and stores. She began her career at Banana Republic and took on progressively larger roles within the merchant team for the brand and Gap. After running her own consulting firm with clients that included Nike, Theory and Bare Escentuals, she returned to Banana Republic as executive vice president for North America, with responsibility for a $2 billion book of business and the global product assortment. Ms. Rosen is a graduate of the University of Michigan.

Age: 56	Michael Wu	CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

Mr. Wu serves as Chief Legal Officer and Corporate Secretary having joined the business in May 2021. He oversees the Company’s legal, ethics and compliance, regulatory compliance and trade compliance teams. Mr. Wu is a four-time public company general counsel and corporate secretary with nearly 30 years of experience in growth companies and retail. He has deep expertise in corporate governance, corporate social responsibility, compliance and risk management, as well as in securities, mergers and acquisitions and international expansion. Prior to joining the Company, Mr. Wu served as chief legal officer and corporate secretary for Madewell, a division of J. Crew, from 2019 to 2021, where he drove the company’s preparation for an initial public offering and spin-off. He served as general counsel at Carter’s, a leading children’s apparel brand, from 2014 to 2019; Rosetta Stone, an education technology software company, from 2006 to 2014; and Teleglobe, an international telecommunications company, from 2003 to 2006. Mr. Wu earned his undergraduate degree from Emory University and his juris doctorate degree from the University of Virginia School of Law.

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Advisory Vote to Approve Named

Executive Officer Compensation

(Item 3 on the Proxy Card)

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires us to provide an advisory stockholder vote to approve the compensation of the Company’s named executive officers (“NEOs”), as such compensation is disclosed pursuant to the disclosure rules of the Commission. After the Company’s 2017 annual meeting, the Board determined to hold this advisory “say-on-pay” vote every year. Accordingly, the Company is providing its stockholders with the opportunity to cast an advisory vote on the fiscal 2022 compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis (the “CD&A”), the compensation tables and other related narrative disclosures. Following the 2023 annual meeting of stockholders, we expect to conduct the next advisory vote at the Company’s 2024 annual meeting of stockholders subject to our review of the results of voting on the Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation (Item 4 on the Proxy Card).

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other related narrative disclosures).”

Although the advisory stockholder vote on executive compensation is non-binding, the HCC Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making future compensation decisions for NEOs. In 2022, 95.7% of the shares voting on the proposal voted in favor of our executive compensation program.

Please refer to the CD&A for a detailed discussion of the Company’s executive compensation principles and practices and the fiscal 2022 compensation of our NEOs.

THERE IS ALIGNMENT BETWEEN OUR PERFORMANCE, OUR STOCKHOLDERS’ INTERESTS AND OUR NEOS’ PAY; THEREFORE, WE RECOMMEND THAT YOU VOTE “FOR” THIS PROPOSAL.

Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation (Item 4 on the Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires us to provide an advisory stockholder vote with respect to how often to present the advisory stockholder vote to approve the compensation of the Company’s NEOs (i.e., how often to present a proposal similar to the Advisory Vote to Approve Named Executive Officer Compensation (Item 3 on the Proxy Card)) at least every six years. We must solicit your advisory vote on whether to have the say-on-pay vote every 1, 2 or 3 years.

Accordingly, since our last advisory vote on the frequency of future advisory say-on-pay votes occurred in 2017 (when our Board recommended, and our stockholders approved, holding an annual say-on-pay vote), the Company is providing its stockholders with the opportunity to cast an advisory vote as to the appropriate frequency for the say-on-pay vote in 2023. Stockholders may vote as to whether the say-on-pay vote should occur every 1, 2 or 3 years, or may abstain from voting on the matter.

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The Company values the opinion of its stockholders and believes that an annual say-on-pay vote will best reinforce the Company’s desire to communicate with its stockholders by allowing the Company’s stockholders to regularly express a view on the Company’s compensation policies and practices.

Although, as an advisory vote, this proposal is not binding upon the Company or the Board, the HCC Committee, which is composed solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to the Company’s executive officers, will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views received on this matter. We expect the next say-on-pay frequency vote will occur at the 2029 annual meeting of stockholders.

WE RECOMMEND THAT YOU VOTE FOR “1 YEAR” FOR THE FREQUENCY OF FUTURE ADVISORY SAY-ON-PAY VOTES.

Compensation-related Matters

Compensation Discussion and Analysis

Executive Summary

We are a leading global omnichannel consumer products company focused on personal care and home fragrance. As one of the premier fragrance companies in the world, we deliver customers their favorite fragrances in multiple forms and categories with industry-leading speed and innovation that power our deep customer connections. Our highly differentiated business model, including our predominantly domestic supply chain, and strong relationships with our vendor partners and fragrance houses, enable us to continually deliver newness and meet the demands of our omnichannel customers and changing macro trends with speed and agility. Bath & Body Works is a world-class brand with a passionate and loyal customer base, of which approximately 36 million have joined our loyalty program. With top brand awareness in our industry, a loyal customer base and a history of superior growth, we believe we are well-positioned to further enhance our omnichannel model, profitably grow our business in North America and globally and create superior long-term value for our shareholders.

We delivered strong financial results in fiscal 2022, our first full year as a standalone Company. Following the separation of Bath & Body Works and Victoria’s Secret & Co. in August 2021, we built on the past two years of extraordinary growth, performing significantly above pre-pandemic levels, which we believe indicates a solid growth opportunity moving forward.

Our short-term incentive program payout aligns with our financial and strategic performance. Consistent with our performance results during the Spring season that fell below rigorous performance thresholds, our NEOs received no short-term incentive program payout for the Spring season. The short-term incentive program for the Fall season paid out above target for NEOs who continued through the fiscal year, reflective of the strong bottom-line performance results for the Fall season, driven by the leadership team’s focus on innovation and newness, optimization and vertical integration of the supply chain to chase into products with strong customer demand, as well as aggressive cost control and improvement in overall efficiencies.

A substantial portion of the long-term equity incentives granted to NEOs in fiscal 2022 was performance-based. Performance share units (“PSUs”) can be realized only if our NEOs meet challenging performance requirements, including rigorous performance metrics that provide incentive for a balance of growth and profitability, support the strategic direction of the Company and ensure alignment with the interests of our stockholders.

We successfully completed the Chief Executive Officer transition at the end of 2022. Ms. Boswell brings more than 30 years of experience, including beauty and personal care leadership roles at global companies. Her hiring incentives are aligned with the arrangements common in the highly competitive market for top talent and were designed to incent her to accept the offer with the Company, while creating an immediate alignment with the long-term interests of our stockholders. Her annual target compensation package is competitive and balanced, with a reasonable base salary and a pay mix that emphasizes pay-for-performance.

The HCC Committee focused on retaining key NEOs to ensure continuity and cohesiveness of the leadership team. To help ensure the long-term health of our business and the preservation of stockholder value during the Chief Executive Officer transition, the HCC Committee approved one-time cash and PSU awards for our NEOs that were designed to ensure their continued retention and to have a strong focus on incenting long-term shareholder value creation.

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The Board approved a one-time restricted stock unit (“RSU”) award to Ms. Nash in recognition of Ms. Nash’s unparalleled leadership and support during a transformational period for the Company that culminated in a successful spin-off transaction, positioning the Company as a profitable and growing standalone company. Ms. Nash provided exceptional leadership and support to the Company since assuming the role of Board Chair in May 2020, including leading the Company through multiple Chief Executive Officer transitions, taking decisive actions to control costs, providing critical oversight over, and leading, the successful Shareholder Derivative Settlement (as defined below) and leading the process that culminated in the successful spin-off of Victoria’s Secret & Co. From May 14, 2020, when Ms. Nash assumed the role of Board Chair, through March 10, 2022, the grant date for Ms. Nash’s RSU award, the Company delivered total shareholder returns of approximately 467% (assuming reinvestment of dividends and adjusted to give effect to the Victoria’s Secret & Co. spin-off). The Board believes that Ms. Nash has been, and will continue to be, vital to the Company’s successful transformation and that her retention over the next several years is critically important to the interests of our stockholders. In approving the award (which vests in approximately equal annual installments over three years), the Board considered, in consultation with the HCC Committee’s independent compensation consultant, one-time grants provided to leaders of companies undergoing strategic transformations or transactions, as well as unique or extenuating circumstances to recognize expansion of responsibilities in transformative periods. The Board also considered the appropriateness of a time-vested award, based on the expectation that Ms. Nash would return to being a non-executive director following her interim service, which re-commenced at the beginning of fiscal 2023. The Board believes that the award was a prudent action to help ensure Ms. Nash’s continued retention as well as to provide stability of the Company’s leadership team during the transition to a new Chief Executive Officer.

We expect our executive compensation program to normalize in 2023 and remain committed to aligning executive compensation with performance and making decisions that drive our business goals and serve both the short- and long-term interests of our stockholders.

We believe that our corporate governance principles reflect best practices to promote our stockholders’ interests:

What We Do

✓  We align our NEO pay with performance and grant incentive awards based on actual results and achievements.

✓  We maintain a robust clawback policy as described under the heading “—Compensation Governance—Recovery of Compensation.”

✓  The HCC Committee has engaged an independent compensation consultant that is free of conflicts of interest to advise on compensation-related matters.

✓  We maintain robust stock ownership guidelines for our NEOs and directors. See a description of these guidelines under the headings “—Compensation Governance—Executive Officer Stock Ownership Guidelines” and “Corporate Governance—Fiscal 2022 Director Compensation.”

✓  Our equity incentive plan requires a minimum vesting period of at least one year for all awards, subject to certain exceptions.

✓  We use appropriate peer group comparisons when determining compensation.

✓  We mitigate undue business risk in compensation programs and perform an annual compensation risk assessment.

What We Don’t Do

× No tax gross-ups for NEOs to cover excise taxes under Section 4999 of the Internal Revenue Code (the “Code”).

× No hedging and short-selling of Company securities under our insider trading policy.

× No pledging of Company stock without advance approval by our Chief Legal Officer. None of the Company’s stock held by our NEOs or Board members is pledged.

× No re-pricing of stock options without stockholder approval.

× No single-trigger vesting of non-Board member equity awards upon a change in control.

× No payments of dividends on unearned awards.

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Fiscal 2022 Financial and Business Overview

Fiscal 2022 was our first full year as a standalone company following the separation of Bath & Body Works and Victoria’s Secret & Co. in August 2021. During the year, we built on the past two years of extraordinary growth, performing significantly above pre-pandemic levels. We effectively navigated both a challenging macroeconomic environment, including significant inflationary pressure, which negatively impacted our cost structure and customer spending, as well as a simultaneous leadership transition as our Board conducted a comprehensive search for our new Chief Executive Officer.

The strong momentum that we experienced during the pandemic normalized during fiscal 2022. While our net sales and net income from continuing operations for the year reflect decreases from fiscal 2021 when demand for our products was atypically high due to the COVID-19 pandemic, both net sales and net income from continuing operations remain significantly above pre-pandemic levels (fiscal 2019). We believe that viewing our strong performance on a more normalized basis (by comparing fiscal 2022 and 2019 performance) more accurately reflects the significant growth and long-term health of our business.

We achieved the following financial results during fiscal 2022:

•	Net income from continuing operations per diluted share of $3.40 compared to $3.94 in 2021 and $1.65 in 2019.
•	Net sales from continuing operations decreased compared to 2021 by $322 million to $7.560 billion, representing a 4% decline from 2021 but a 40% increase from 2019.
•	Operating income decreased compared to 2021 by $633 million to $1.376 billion, representing a 32% decline from 2021 but a 32% increase from 2019.
•	Adjusted operating income(1) decreased compared to 2021 by $643 million to $1.376 billion.

(1)

Adjusted operating income is a non-GAAP financial measure that reflects the Company’s operating income excluding certain special items. Attached as Appendix A are reconciliations of the Company’s fiscal 2022, 2021, 2020 and 2019 adjusted operating income to the Company’s fiscal 2022, 2021, 2020 and 2019 GAAP operating income, as well as other important disclosures regarding non-GAAP financial measures. For fiscal 2022 and fiscal 2019, we did not make any adjustments to operating income; therefore, for fiscal 2022 and fiscal 2019, adjusted operating income is equal to our fiscal 2022 and fiscal 2019 GAAP operating income, respectively.

(2)

The Total Shareholder Return chart represents $100 invested in Company stock at the closing price on February 2, 2019, including reinvestment of dividends. Stock prices prior to August 3, 2021, have been adjusted to give effect to the Victoria’s Secret & Co. spin-off.

During fiscal 2022, our leadership team was keenly focused on aggressively controlling costs and improving efficiencies while accelerating investments in the business to drive our long-term growth and profitability and enhance stockholder value. Specifically, our leadership team took, among several actions in 2022, the following initiatives to ensure the long-term success of our business:

•

Leveraged agility in our unique vertically integrated and predominantly domestic supply chain, effectively managing inventory, responding to customer preferences and chasing our best performing products.

•

Successfully launched our loyalty program nationwide, achieving industry-leading speed in customer adoption of the program and approximately 36 million members as of the mailing date of this proxy statement.

•	Expanded our buy online-pick up in store (“BOPIS”) option to over 800 more Company-operated stores, ending fiscal 2022 with BOPIS capabilities in more than 1,300 stores.
•

Completed the construction of our first direct channel fulfillment distribution center, which we expect will provide us with additional capacity for our direct channel and enhanced fulfillment capabilities for our business.

•	Accelerated our information technology separation from Victoria’s Secret & Co. to support our long-term growth and profitability.

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Named Executive Officers

Our success is built on the leadership of our executive team with significant industry experience. Our fiscal 2022 NEOs are as follows:

NAMED EXECUTIVE OFFICER	TITLE

Gina R. Boswell	Chief Executive Officer

Wendy C. Arlin	Chief Financial Officer

Julie B. Rosen	President, Retail

Deon N. Riley	Chief Human Resources Officer

Michael C. Wu	Chief Legal Officer and Corporate Secretary

Sarah E. Nash	Former Executive Chair and Interim Chief Executive Officer

Andrew M. Meslow	Former Chief Executive Officer

Leadership Transition

In February 2022, Mr. Meslow unexpectedly announced that he would be stepping down as our Chief Executive Officer and as a member of our Board due to health reasons, effective as of May 12, 2022. In connection with this announcement and to facilitate a smooth transition while the Board searched for a permanent replacement for Mr. Meslow, the Board appointed Ms. Nash to serve as Executive Chair, effective as of February 22, 2022, and as Interim Chief Executive Officer, effective upon Mr. Meslow’s departure.

Ms. Nash played an instrumental role in leading the Company’s strategy and delivering robust financial results during this transformational period by controlling costs, improving efficiencies and accelerating investments to drive long-term growth and profitability. In the Company’s first full year as a standalone company, Ms. Nash was able to facilitate a smooth Chief Executive Officer transition and provide exceptional leadership, including launching the loyalty program nationwide, strengthening the Company’s omnichannel platform with the roll-out of BOPIS capabilities to over 800 additional stores, improving store productivity with the closure of 48 principally mall stores and opening of 95 off-mall North American locations, expanding market share across our three major categories and investing in technology as a standalone infrastructure.

Effective as of December 1, 2022, after a comprehensive search for a seasoned leader to build on and accelerate the Company’s position as a global omnichannel home, personal care and fragrance brand, the Board appointed Ms. Boswell as our Chief Executive Officer and a member of the Board. Ms. Boswell has more than 30 years of experience, including beauty and personal care leadership roles at global companies. She brings deep expertise in sales, marketing, brand-building, and business development and strategy, along with strong operational experience and a demonstrated track record of delivering successful business outcomes, both domestically and internationally.

In connection with Ms. Boswell’s appointment, Ms. Nash stepped down as Interim Chief Executive Officer on December 1, 2022, but continued to serve as Executive Chair until the end of fiscal 2022. Effective as of January 29, 2023, Ms. Nash transitioned from her role as Executive Chair to become the non-executive Chair of the Board.

Chief Financial Officer Transition

On April 6, 2023, the Company announced that Ms. Arlin will cease serving as Chief Financial Officer effective July 29, 2023, or such earlier date on which her successor commences employment with the Company (the “Transition Date”). The Company has initiated a search to identify the Company’s next Chief Financial Officer. If the Transition Date occurs before July 29, 2023, Ms. Arlin is expected to remain a Company associate through July 29, 2023 (the “Separation Date”), and be available to provide transition services in connection with the appointment of a new Chief Financial Officer. Subject to Ms. Arlin’s continued employment in good standing through the Separation Date, on such date Ms. Arlin’s employment with the Company will be terminated without “cause” and she will become entitled to the payments and benefits applicable on such a termination under the terms of the executive severance agreement and the executive retention agreement between the Company and Ms. Arlin, each dated May 13, 2022, in accordance with and subject to the terms thereof, including the Company’s receipt of an effective release of claims against the Company from Ms. Arlin.

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Stockholder Advisory Vote and Stockholder Engagement

At our 2022 annual meeting of stockholders, 95.7% of the shares voted were voted in favor of our executive compensation program. As part of our ongoing shareholder engagement program, in fiscal 2022, we met with approximately 55 of our stockholders representing more than 60% of our shares outstanding as of December 31, 2022. The HCC Committee carefully considers this advisory vote and other stockholder feedback and discusses our executive compensation program and the voting results with Willis Towers Watson, the HCC Committee’s independent compensation consultant, including when making compensation decisions for our NEOs.

As indicated by the high level of support for our executive compensation program in 2022, the feedback from our stockholders received in our 2022 meetings regarding our executive compensation program and compensation decisions made in 2021 indicated understanding and support for our compensation design outcomes.

The HCC Committee is committed to continued engagement with our stockholders to understand their viewpoints and to discuss and demonstrate the important connection between our executive compensation program and our business strategy, goals and performance.

Executive Compensation Philosophy

Guiding Principles

The HCC Committee oversees an executive compensation program based on the following clear and purposeful guiding principles:

COMPENSATION COMPONENT	OUR PRINCIPLES

Pay Level	• Attract and retain superior leaders in a highly competitive market for talent. • Pay competitively and equitably. • Recognize depth and scope of accountability and complexity of responsibility.

Pay Mix	• Emphasize performance-contingent, long-term equity-based compensation over fixed compensation.

Pay for Performance

•  Recognize and reward enterprise and individual performance.

•  Utilize performance metrics that closely align executives’ interests with stockholders’ interests.

•  Require NEOs to own a significant amount of our Common Stock.

•  Set Spring and Fall season goals that reflect the seasonal nature of our business and incent goal achievement in each season.

•  Create long-term stockholder value through regular achievement of short-term goals while pursuing our longer-term growth strategy.

•  Retain and incent high-performers through long-term equity incentive awards.

Connecting Pay and Performance

There are two key elements of our executive compensation program design that connect pay to performance. First, our incentive goals are designed to challenge our NEOs to achieve a high level of performance to earn incentives at target levels. When our NEOs meet and exceed, or fall short of, these goals, we compensate them accordingly. Second, to further connect executive pay to performance and stockholder interests, we employ a pay mix philosophy that places greater emphasis on performance-based incentive compensation over non-performance-based base salary and RSUs.

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The following charts illustrate the pay mix philosophy of our normal, ongoing executive compensation program, showing a higher percentage of performance-based incentive compensation. Given our Chief Executive Officer transition in fiscal 2022, and Ms. Boswell’s start date of December 1, 2022, we present Ms. Boswell’s target pay mix for fiscal 2023, as the compensation paid to individuals serving as our Chief Executive Officer in fiscal 2022 (including for the stub-year period for Ms. Boswell) does not reflect our normal, ongoing executive compensation program. For additional details regarding Ms. Boswell’s target compensation for fiscal 2023, see “—Compensation for NEOs—Chief Executive Officer Fiscal 2023 Target Pay” below.

Compensation Comparison

We review our NEO compensation against publicly available data on executive compensation, including compensation paid by a group of peer companies, to evaluate the competitiveness of our compensation levels, establish an appropriate mix of our NEO compensation elements and ensure we are properly attracting, retaining and incenting highly talented executives who are critical to executing our strategy and business plan.

The HCC Committee selects our peer group used for compensation comparisons (the “Compensation Peer Group”) in consultation with the HCC Committee’s independent compensation consultant and with consideration for companies considered to be peers by certain proxy advisory firms, to generally include a balanced mix of the following criteria:

•	Businesses that are similar in size and scope (using criteria such as total revenue, market capitalization, global footprint, business and/or merchandise focus);
•	Retailers that compete with us for executive talent; and
•	Companies with similar talent and business model characteristics.

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We review our peer group annually and, in 2022, removed Big Lots, Inc. and Revlon Inc. and added Signet Jewelers Limited. These changes were made to recalibrate the peer group with companies that more closely align with our business model and merchandise focus. Following this review, our Compensation Peer Group consisted of the following companies for fiscal 2022:

Abercrombie & Fitch Co.	Gap Inc.	The Estée Lauder Companies Inc.

American Eagle Outfitters, Inc.	lululemon athletica inc.	Tractor Supply Company

Burlington Stores, Inc.	Newell Brands Inc.	Ulta Beauty, Inc.

Coty Inc.	Ralph Lauren Corporation	Victoria’s Secret & Co.

DICK’S Sporting Goods, Inc.	Sally Beauty Holdings, Inc.	Williams-Sonoma, Inc.

Foot Locker, Inc.	Signet Jewelers Limited

We do not specifically set our NEOs’ compensation against our Compensation Peer Group. Instead, we consider peer group comparisons provided by Willis Towers Watson as one of several factors in applying our pay philosophy and setting the pay of our NEOs. The peer group used to evaluate performance under our PSUs (the “Performance Peer Group”) granted to our NEOs in the first half of fiscal 2022, including the Retention PSU Awards (as defined under the heading “—Compensation for NEOs—Compensation Components—2022 Retention Program” below), reflects the Compensation Peer Group before the changes noted above. A description of the Performance Peer Group is included under the heading “—Compensation for NEOs—Compensation Components—Long-Term Equity Compensation—Performance Share Units.”

Compensation for NEOs

Compensation Setting Process

The HCC Committee makes all decisions regarding Chief Executive Officer compensation with advisory input from Willis Towers Watson. Our Chief Executive Officer recommends, and the HCC Committee approves, compensation for the other NEOs, including all grants of stock awards to our NEOs. In making compensation decisions for our NEOs, the HCC Committee takes into consideration input, recommendations and market-based analyses provided by both management and Willis Towers Watson. Target compensation for the NEOs is reviewed annually and is designed to reward historical performance, incent future performance and be competitive with the external market for talent.

Compensation Components

The three principal elements of our executive compensation programs are base salary, short-term performance-based incentive compensation and long-term equity incentive compensation. Each NEO’s base salary is set considering multiple factors described below. For fiscal 2022, all of our NEOs (other than Mses. Boswell and Nash with respect to our long-term equity incentive compensation program for the reasons discussed below) participated in the same short-term performance-based incentive compensation program and long-term equity incentive compensation program. The Company also provides our NEOs with health and welfare benefits, retirement benefits and a limited set of perquisites. Additional information about each of these compensation components is provided below.

Base Salary

The following factors are considered in determining any base salary adjustments for our NEOs:

•	Scope and responsibility of the NEOs’ positions;
•	Achievement of seasonal and annual business goals;
•	Level of overall compensation paid by competitors for comparable positions;
•	Recruitment, retention and development of leadership talent; and
•	The appropriate balancing of our NEOs’ base salaries against their incentive compensation.

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Based on these factors, our NEOs’ base salaries were adjusted during fiscal 2022 as follows:

NAMED EXECUTIVE OFFICER(1)	2021 BASE SALARY ($)	2022 BASE SALARY ($)	% INCREASE

Ms . Boswell	N/A	1,500,000	N/A

Ms . Arlin	750,000	800,000	6.7%

Ms . Rosen	870,000	1,000,000	14.9%

Ms . Riley	760,000	800,000	5.3%

Mr. Wu	675,000	725,000	7.4%

(1)

In fiscal 2022, Mr. Meslow’s annual base salary for 2022 was $1,350,000, which was unchanged from fiscal 2021. Upon stepping in as an interim executive officer, Ms. Nash received an annual base salary of $1,000,000 while she served as Executive Chair from February 22, 2022, through May 11, 2022. Upon assuming the role of Interim Chief Executive Officer, her annual base salary increased to $1,350,000.

Ms. Arlin’s base salary increase recognizes her expanded scope of responsibility following the leadership realignment, including the additions of information technology and real estate oversight responsibilities. Ms. Rosen’s base salary increase was also made in recognition of the significant expansion of her responsibilities, including additional oversight over stores, digital, e-commerce, international, planning and operations and store design and construction. Ms. Riley’s increase recognizes the criticality of her focus on culture and associate engagement during this time of leadership transition, along with her ongoing support for the Company’s diversity, equity and inclusion initiatives. Mr. Wu’s increase recognizes the importance of his focus on corporate governance, structure and compliance during the formative stage of the Company being established as a standalone public company and leading, along with Ms. Riley, the implementation of measures agreed to as part of the settlement resolving all stockholder derivative lawsuits filed in 2020 and 2021 in the United States District Court for the Southern District of Ohio and the Delaware Court of Chancery, respectively, alleging, among other things, breaches of fiduciary duty through asserted violations of law and failures to monitor workplace conduct (the “Shareholder Derivative Settlement”).

Short-term Performance-based Incentive Compensation

Short-term performance-based incentive compensation, if earned, is paid in cash pursuant to the Company’s 2015 Cash Incentive Compensation Performance Plan (as amended, the “2015 ICPP”). This compensation component focuses on achievement of six-month goals, reflecting our two selling seasons: Spring (the first and second quarters) and Fall (the third and fourth quarters). The Fall season, which includes holiday sales, is weighted more heavily at 60% because of its importance to our profitability. The use of two six-month performance periods in our plan design reflects our belief that achievement of our short-term goals season after season creates long-term value for our stockholders.

The pre-established, objective financial goal for the Spring and Fall seasons of fiscal 2022 was the Company’s adjusted operating income. The HCC Committee used adjusted operating income because it is a performance measure over which executives can have significant impact and is also directly linked to the Company’s long-term growth plan and performance that drives stockholder value. The HCC Committee sets the adjusted operating income goals at the beginning of each six-month season based on an analysis of historical performance, the overall economic environment including financial results of other comparable businesses and progress toward achieving our strategic plan.

The HCC Committee carefully considered the Spring and Fall season goals in order to ensure that our executives were properly incentivized in fiscal 2022, while at the same time incorporating a level of rigor that maintained a strong link between pay and performance in fiscal 2022. The HCC Committee approved the Spring and Fall season goals to reflect the prior year’s record-setting performance and the anticipated normalization of demand for our products following the pandemic, as well as to account for anticipated headwinds in fiscal 2022 resulting from significant inflationary impacts to our cost structure, including increases in raw material, distribution and labor costs, planned investments in the Company’s customer loyalty program and other technology capabilities, and decreased customer spending. The HCC Committee believes incentive goals for both seasons were set at challenging and meaningful levels, maintaining the same level of rigor as in the prior years.

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The tables below show the Spring and Fall season adjusted operating income goals required to earn short-term performance-based incentive compensation at target, along with the range of performance goals as a percentage of target for threshold and maximum payouts and actual performance results achieved in fiscal 2022:

	THRESHOLD	OPERATING INCOME GOAL	MAXIMUM	ACTUAL OPERATING INCOME(1)	OPERATING INCOME GOAL ACHIEVEMENT

Spring Season (40% Weighting)	87% of target	$710 million	107% of target	$522 million	0% of target

Fall Season (60% Weighting)	82% of target	$750 million	115% of target	$854 million	195% of target

(1)

For fiscal 2022, we did not make any adjustments to operating income; therefore, for fiscal 2022 adjusted operating income is equal to our GAAP operating income. See Appendix A for reconciliations of the Company’s non-GAAP adjusted operating income to the Company’s GAAP operating income, as well as other important disclosures regarding non-GAAP financial measures.

Performance between threshold and target and target and maximum is interpolated to determine the payout percentage beginning at 20% for threshold performance up to 200% at maximum performance. Short-term performance-based incentive compensation targets are set as a percentage of base salary with the amount earned ranging from 0% to 200% of the target incentive, based on the extent to which financial goals are achieved.

Due to the challenging macroeconomic environment, including significant inflationary pressure that negatively impacted our cost structure and customer spending, we did not meet the operating income threshold for a payout in the Spring season. In the Fall season, through the exceptional leadership of our NEOs, we achieved above-target results driven by our focus on innovation and newness, optimization and vertical integration of the supply chain to chase into products with strong customer demand, as well as aggressive cost control and improvement in overall efficiencies.

The table below shows the short-term performance-based incentive compensation targets as a target percentage of base salary for each NEO during fiscal 2022:

NAMED EXECUTIVE OFFICER	FISCAL 2021	FISCAL 2022

Ms. Boswell	N/A	190%

Ms. Arlin	90%	115%

Ms. Rosen	115%	160%

Ms. Riley	80%	100%

Mr. Wu	80%	100%

Ms. Nash	N/A	190%

Mr. Meslow(1)	190%	N/A

(1)	Mr. Meslow was not entitled to short-term performance-based incentive compensation in fiscal 2022.

The HCC Committee approved an increase to the short-term incentive target percentage of base salary for Ms. Rosen to align with the market pay levels for comparable roles, in light of the significant expansion of Ms. Rosen’s responsibilities during the leadership transition period. The short-term incentive target percentages of base salary for Mses. Arlin and Riley and Mr. Wu were also increased to reflect expanded scope of responsibilities during the leadership transition, incent future performance and place further emphasis on the performance-based components of their compensation packages.

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The NEOs’ payouts for fiscal 2022 performance are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table below.

	FISCAL 2022 TARGET INCENTIVE ($)	FISCAL 2022 SPRING INCENTIVE PAYOUT ($)	FISCAL 2022 FALL INCENTIVE PAYOUT ($)	TOTAL FISCAL 2022 PAYOUT ($)	PERCENT OF FISCAL 2022 TARGET (%)

Ms. Boswell(1)	554,341	0	1,080,964	1,080,964	195%

Ms. Arlin	920,000	0	1,076,400	1,076,400	117%

Ms. Rosen	1,600,000	0	1,872,000	1,872,000	117%

Ms. Riley	800,000	0	936,000	936,000	117%

Mr. Wu	725,000	0	848,250	848,250	117%

Ms. Nash(2)	1,989,989	0	3,001,050	3,001,050	151%

Mr. Meslow	0	0	0	0	0%

(1)	Ms. Boswell’s fiscal 2022 target incentive and payout were pro-rated based on the number of days that she served in the Chief Executive Officer role during the Fall season.

(2)	Ms. Nash’s target incentive for the Spring season was pro-rated based on the number of days that she served in the Interim Chief Executive Officer role during the Spring season.

With the changes to base salary and short-term performance-based compensation targets (described above) appropriately reflecting the scope and responsibility of each NEO’s role, following the end of fiscal 2022, the HCC Committee determined not to increase the base salaries or short-term performance-based incentive compensation targets for any of our NEOs for fiscal 2023.

Long-Term Equity Compensation

During fiscal 2022, we granted stock awards to our NEOs (other than Mr. Meslow) under the 2020 Plan, which was approved by our stockholders at our 2020 annual meeting of stockholders.

Performance Share Units

PSUs incent executive performance through the achievement of challenging growth and profitability metrics that closely align the long-term interests of our executives with those of our stockholders. For our NEOs’ annual 2022 PSU awards, the two equally weighted metrics are (i) revenue growth relative to a designated peer group and (ii) cumulative operating income as a percentage of cumulative sales (operating income margin). These metrics were chosen by the HCC Committee because they align with the strategic direction of the Company and provide a balance between growth and profitability metrics. Performance for awards granted in fiscal 2022 will be evaluated based on performance over a three-year performance period, starting with fiscal 2022 through the end of fiscal 2024.

The specific targets are as follows:

	PAYOUT PERCENTAGE	3-YEAR REVENUE GROWTH RELATIVE TO PERFORMANCE PEER GROUP (50% WEIGHTING)	3-YEAR OPERATING INCOME MARGIN (50% WEIGHTING)

Threshold	50%	30th percentile	16%

Target	100%	50th percentile	20%

Maximum	150%	90th percentile	24%

Performance will be evaluated based on a scale, and payout, if any, will be interpolated between threshold, target and maximum levels. The earned annual PSU awards (if any) granted in fiscal 2022 will vest in May 2025, subject generally to the executive’s continued employment through such date.

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The Performance Peer Group used to determine relative revenue growth performance achievement was selected, in consultation with Willis Towers Watson, based on the same criteria set forth under “—Executive Compensation Philosophy—Compensation Comparison” and applying those criteria to Bath & Body Works as a standalone public company. Based on such review, the HCC Committee removed Designer Brands Inc., Hanesbrands Inc., Michael’s Co. Inc., Nu Skin Enterprises Inc. and Tapestry, Inc. and added DICK’s Sporting Goods, Inc., Gap, Inc. and Victoria’s Secret & Co. Following these changes, the Performance Peer Group companies for the 2022 PSUs are as follows:

Abercrombie & Fitch Co.	Foot Locker, Inc.	Sally Beauty Holdings, Inc.

American Eagle Outfitters, Inc.	Gap, Inc.	The Estée Lauder Companies Inc.

Big Lots, Inc.	lululemon athletica inc.	Tractor Supply Company

Burlington Stores, Inc.	Newell Brands Inc.	Ulta Beauty Inc.

Coty Inc.	Ralph Lauren Corporation	Victoria’s Secret & Co.

DICK’s Sporting Goods, Inc.	Revlon, Inc.	Williams-Sonoma, Inc.

As described under the heading “2022 Retention Program” below, in addition to the annual PSUs granted by the Company, the HCC Committee approved Retention PSU Awards to each of Mses. Arlin, Rosen and Riley and Mr. Wu in May 2022, reflecting the importance the HCC Committee placed on leadership continuity with the unexpected resignation of our Chief Executive Officer.

Restricted Stock Units

RSUs are granted to ensure market competitiveness of the executive compensation package, align executives’ long-term interests with our stockholders and retain executives over the long-term. The RSU awards vest over three years in three tranches (30% one year from the grant date, 30% two years from the grant date and 40% three years from the grant date), in each case subject generally to continued employment through each such date.

To induce Ms. Boswell to join the Company, she received RSUs as part of her hiring incentive. See “Chief Executive Officer Fiscal 2023 Pay” below for additional information.

2022 Nash Equity Award

Ms. Nash joined the Board as an independent director in 2019 and assumed the role of Board Chair in May 2020. Since that time, Ms. Nash has provided unparalleled leadership and support to the Company through a period of significant uncertainty, transition and transformation, taking on roles that far exceeded that of a typical Board member and Board Chair.

Specifically, in 2019, Ms. Nash had a key role in the comprehensive review of options to best position the Company, which at the time owned both the Bath & Body Works and Victoria’s Secret businesses, for long-term success and to drive shareholder value. The review resulted in the Company’s definitive agreement with Sycamore Partners (“Sycamore”) to sell a majority stake in Victoria’s Secret to Sycamore, which would position Bath & Body Works as a highly profitable, standalone public company. In 2020, when the Sycamore transaction fell through following the onset of the pandemic, Ms. Nash played a significant role in the leadership transition when she assumed the role of Board Chair from Mr. Leslie Wexner, who founded the Company and led it for 57 years. Ms. Nash was integral to transitioning Mr. Meslow into his first Chief Executive Officer role following the decision by the prior Bath & Body Works brand chief executive officer to step down for personal reasons in March 2020 during one of the most turbulent and uncertain periods in history with the onset of the pandemic. Ms. Nash guided the Company through the pandemic, took decisive actions to implement a profit improvement plan at Victoria’s Secret and led the process that culminated in the successful spin-off of Victoria’s Secret & Co. in August 2021. In addition, Ms. Nash provided critical oversight over, and led, the successful Shareholder Derivative Settlement related to Victoria’s Secret. From May 14, 2020, when Ms. Nash assumed the role of Board Chair, through March 10, 2022, the grant date for the Nash Award (as defined below), the Company delivered total shareholder returns of approximately 467% (assuming reinvestment of dividends and adjusted to give effect to the Victoria’s Secret & Co. spin-off). Ms. Nash has been the one consistent leader who navigated the Company through these unprecedented challenges that began in 2019 and included three Chief Executive Officer transitions, including Ms. Nash’s assumption of the position on an interim basis when Mr. Meslow unexpectedly departed for health reasons and the successful onboarding of Ms. Boswell in December 2022, which allowed the Company’s management team to focus on the Company’s business operations.

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The Board believes that Ms. Nash has been, and will continue to be, vital to the Company’s successful transformation and that her retention over the next several years (including in her role as Executive Chair and Interim Chief Executive Officer during portions of fiscal 2022) is critically important to the interests of our stockholders. Accordingly, and in light of the extraordinary contributions Ms. Nash made to the business during this period, as previously disclosed in the Company’s 2022 proxy statement, on March 10, 2022, the Board approved a one-time award of RSUs to Ms. Nash with a grant date value of approximately $18 million (the “Nash Award”). The Nash Award is scheduled to vest in three approximately equal annual installments, subject generally to Ms. Nash’s continued service as a member of the Board through each vesting date. As such, if Ms. Nash resigns from our Board or voluntarily decides not to stand for reelection to the Board, any unvested portion of the Nash Award would be forfeited.

The Board believes that the Nash Award was a prudent action to help ensure Ms. Nash’s continued retention, as well as to provide stability of the Company’s leadership team during the transition to a new Chief Executive Officer. In determining the value and structure of the award, the HCC Committee and the Board considered (among other things) an analysis by Willis Towers Watson of one-time grants provided to leaders of companies undergoing strategic transformations or transactions, as well as in unique circumstances to recognize expansion of responsibilities in transformative periods. The Board also considered the appropriateness of a time-vested award and determined that, based on the Board’s expectation that Ms. Nash would return to being a non-executive director following her interim service as an executive officer, service-based vesting provides the desired retention and aligns with market practice for Ms. Nash’s intended role as a non-executive Board Chair (which re-commenced at the beginning of fiscal 2023).

The Nash Award was unanimously approved by the independent members of the Board following the unanimous recommendation of the HCC Committee.

2022 Retention Program

In light of the significant uncertainty associated with the Chief Executive Officer transition and search process in fiscal 2022 and reflecting the importance the HCC Committee placed on leadership continuity of the executive leadership team, on May 13, 2022, the Company entered into executive retention agreements (the “Retention Agreements”) with each of Mses. Arlin, Rosen and Riley and Mr. Wu. With the successful track record of the Company and an unusually competitive market for talent, the HCC Committee believes that our executives are attractive targets for recruitment given the uncertainty related to a change in leadership. The Retention Agreements are intended to reinforce the focus and dedication of management without distraction while the Company successfully identified, recruited and onboarded a new Chief Executive Officer. The HCC Committee believes that the retention program is in the best interest of the Company’s stockholders to ensure continuity of management and retain and incent the Company’s leaders who have a proven track record of success and are critical to positioning the Company for long-term future growth. To further align with stockholder interests, approximately half of the retention award was made in the form of PSUs, which must be earned through the achievement of rigorous performance criteria. Specifically, the allocation between PSUs and cash retention awards was determined by balancing the need to ensure the retention of our NEOs during a period of significant uncertainty in connection with the Chief Executive Officer transition process, while at the same time ensuring that the awards appropriately incented our NEOs to maximize value for our stockholders during the same period.

Under the Retention Agreements, the NEOs are eligible to receive an equally weighted combination of PSUs and cash over two years. The two-year period was designed in order to align with the anticipated time horizon related to the search for, and the hiring and onboarding of, a new Chief Executive Officer, during which period the retention of our NEOs is crucial to the success of our business.

The aggregate cash retention bonuses (the “Cash Retention Bonuses”) under the Retention Agreements are outlined below.

	FIRST INSTALLMENT ON MAY 19, 2022 ($)	SECOND INSTALLMENT ON JANUARY 13, 2023 ($)	THIRD INSTALLMENT ON MAY 5, 2023 ($)	TOTAL CASH RETENTION ($)

Ms. Arlin	480,000	360,000	360,000	1,200,000

Ms. Rosen	800,000	600,000	600,000	2,000,000

Ms. Riley	480,000	360,000	360,000	1,200,000

Mr. Wu	435,000	326,250	326,250	1,087,500

To receive the payments outlined above, the executive must remain continuously employed through each applicable payment date. In addition, if an executive voluntarily terminates employment prior to the third retention bonus installment payment date, the executive will be required to repay to the Company any Cash Retention Bonus amounts previously paid (on an after-tax basis).

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The PSUs awarded under the Retention Agreements (the “Retention PSU Awards”) to each of Mses. Arlin, Rosen and Riley and Mr. Wu had target values of approximately $1.2 million, $2.0 million, $1.2 million and $1.1 million, respectively. Similar to annual PSU awards, the Retention PSU Awards will be earned between 0% and 150% based on achievement of two equally weighted performance metrics (revenue growth relative to a designated peer group and operating income margin), each measured over the Company’s 2022 and 2023 fiscal years. The Performance Peer Group used to determine relative revenue growth performance achievement is the same group of companies listed above for the annual PSU awards in fiscal 2022.

The specific targets are as follows:

	PAYOUT PERCENTAGE	2-YEAR REVENUE GROWTH RELATIVE TO PERFORMANCE PEER GROUP (50% WEIGHTING)	2-YEAR OPERATING INCOME MARGIN (50% WEIGHTING)

Threshold	50%	30th percentile	16%

Target	100%	50th percentile	20%

Maximum	150%	90th percentile	24%

Performance will be evaluated based on a scale, and payout, if any, will be interpolated between threshold, target and maximum levels. The earned Retention PSU Awards (if any) will vest in May 2024, subject generally to the executive’s continued employment through such date.

Below is a summary of long-term equity incentive compensation, including PSUs and RSUs, awarded to our NEOs during fiscal 2022.

	TARGET VALUE OF ANNUAL PSU AWARD ($)	VALUE OF TIME-VESTED RSU AWARD(S) ($)		TARGET VALUE OF RETENTION PSU AWARD ($)	TOTAL FISCAL 2022 EQUITY AWARD VALUE ($)

Ms. Boswell	0	3,853,024	(2)	0	3,853,024

Ms. Arlin	570,674	579,355		1,242,435	2,392,464

Ms. Rosen	713,377	724,228		2,070,742	3,508,347

Ms. Riley	618,257	627,662		1,242,435	2,488,354

Mr. Wu	523,137	531,095		1,125,957	2,180,189

Ms. Nash	0	17,412,228	(2)	0	17,412,228

Mr. Meslow(1)	0	0		0	0

(1)	In light of his unexpected resignation that the Company announced in February 2022, Mr. Meslow did not receive any long-term equity incentive compensation awards during fiscal 2022.

(2)

RSU awards represent a sign-on award for Ms. Boswell and a special award for Ms. Nash and do not represent annual awards in fiscal 2022. Please see “2022 Nash Equity Award” and “Chief Executive Officer Fiscal 2023 Target Pay” for additional information.

Other Benefits and Perquisites

Qualified Defined Contribution Retirement Plan

Our qualified defined contribution retirement plan is available to all Company associates who meet certain age and service requirements. Associates can contribute up to the amounts allowable under Section 401 of the Code. The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions to the qualified plan vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

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Perquisites

We provide our NEOs with certain perquisites that the HCC Committee has determined are reasonable and in the best interests of the Company and its stockholders. These perquisites may include supplemental disability and life insurance coverage, an annual executive physical and a financial planning reimbursement up to $14,000 per year. None of our NEOs other than Mses. Boswell and Nash were permitted to use corporate aircraft for personal purposes during fiscal 2022.

We also provide relocation benefits, as applicable, pursuant to the Company’s policy applicable to senior executives or as may otherwise be set forth in an applicable employment agreement, including relocation benefits to Mses. Boswell and Riley and Mr. Wu during fiscal 2022. Ms. Riley and Mr. Wu completed their relocations to the Columbus, Ohio region during fiscal 2022. The Company anticipates that Ms. Boswell will complete her relocation during fiscal 2023.

According to the Company’s relocation policy, if an executive voluntarily resigns or is terminated for cause (i) before the first anniversary of their hire date, the executive is obligated to reimburse the Company for 100% of the relocation benefits and (ii) before the second anniversary of their hire date, the executive is obligated to reimburse the Company for one-half of the relocation benefits.

We maintain corporate aircraft that are used primarily by our senior management for business travel. During fiscal 2022, the HCC Committee approved the use of corporate provided aircraft for personal purposes by Mses. Boswell and Nash to ensure their safety and promote the efficient and effective use of their time while traveling. The value associated with personal use of corporate provided aircraft was imputed as income to the executive based on the Internal Revenue Service’s Standard Industrial Fare Level formula. We do not cover, reimburse or otherwise gross-up the income taxes owed for personal use of corporate aircraft. The aggregate incremental cost to the Company of personal use of Company aircraft is disclosed in the All Other Compensation column of the 2022 Summary Compensation Table below.

Ms. Boswell’s personal use of Company aircraft during fiscal 2022 was in connection with her relocation from her residence in Florida, allowing for efficient travel to the Company’s offices in Columbus, Ohio while she searches for and relocates to a permanent residence in the Columbus, Ohio region. The use of Company aircraft also provides Ms. Boswell with an environment that permits her to perform confidential work while commuting from her personal residence, which would otherwise be impossible on commercial aircraft.

Ms. Nash’s permanent residence is in New York, New York and, considering the temporary nature of her appointment as Executive Chair and Interim Chief Executive Officer, the Board determined that it was not feasible or desirable to require Ms. Nash to relocate to Columbus, Ohio during her tenure as a Company executive. In order to provide for efficient travel for Ms. Nash and maximize her time devoted to Company business, including a significant amount of time at the Company’s offices in Columbus, Ohio, the HCC Committee permitted Ms. Nash to use Company aircraft to travel from her personal residences and offices to the Company’s offices in Columbus, Ohio to conduct business until Ms. Boswell’s appointment and transition. Under the Commission’s rules, this travel between her residences and offices and the Company’s offices during the time she served as Executive Chair and Interim Chief Executive Officer is considered personal travel without regard to the fact that the travel was for business reasons and for the convenience of the Company. In addition to aircraft usage, expenses for Ms. Nash’s hotel, ground transportation and meals while working in Columbus are considered personal expenses. To offset the hotel, ground transportation and meal expenses in part, the HCC Committee approved an expense allowance for Ms. Nash of $22,500 per quarter (pro-rated for partial quarters). The HCC Committee believes that these perquisites are reasonable and in the best interest of the Company’s stockholders given the temporary nature of Ms. Nash’s role as Executive Chair and Interim Chief Executive Officer.

Chief Executive Officer Fiscal 2023 Pay

Consistent with our guiding principles, the HCC Committee believes that our Chief Executive Officer compensation should be highly competitive, emphasize performance-based compensation and be designed to recognize and reward strong performance in order to maximize value creation for our stockholders.

Accordingly, in connection with the commencement of her employment with the Company in December 2022, the HCC Committee determined to provide Ms. Boswell with a compensation package that is designed to be competitive and balanced, with a reasonable base salary along with participation in our short-term and long-term incentive compensation programs on the same basis as the other NEOs. Under the terms of her employment agreement, Ms. Boswell receives an annual base salary of $1.5 million, an annual short-term performance-based incentive compensation target equal to 190% of her base salary and an annual long-term equity incentive award opportunity in fiscal 2023 with a value of $7.5 million. Ms. Boswell’s 2023 compensation package is consistent with our pay mix philosophy that places greater emphasis on performance-based incentive compensation.

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As part of Ms. Boswell’s hiring incentive, to induce her to join the Company and consistent with arrangements common in the highly competitive market for top talent, Ms. Boswell received a one-time cash sign-on bonus in the amount of $1.5 million and a one-time award of RSUs with a grant date value of approximately $4 million. The cash sign-on bonus is subject to repayment (on an after-tax basis) in the event Ms. Boswell is terminated by the Company for “cause” or she voluntarily resigns other than for “good reason,” in each case prior to December 1, 2023. The RSU award is designed to establish and build Ms. Boswell’s ownership interest in Company stock and to immediately align a significant portion of her compensation with the long-term interests of our stockholders. The terms of Ms. Boswell’s sign-on RSUs are consistent with the terms and vesting schedule of the RSUs granted to Mses. Arlin, Rosen and Riley and Mr. Wu and will be forfeited upon her voluntary termination of employment to the extent unvested.

Severance and Change in Control Agreements

Chief Executive Officer

In connection with the commencement of her employment in fiscal 2022, the Company entered into an executive severance agreement with Ms. Boswell, which provides for terms and conditions generally consistent with those provided to each of our other current NEOs (as described below). Under her severance agreement, in the event of a termination of Ms. Boswell’s employment by the Company without “cause” or by her for “good reason” (as defined in her severance agreement and described in more detail under the heading “—Potential Payments Upon Termination or Change in Control” below), in each case other than during the three-month period prior to, and the 24-month period following, a “change in control” of the Company, she will be entitled to receive (i) continued payment of annual base salary for two years following the termination date, (ii) an amount equal to two years of COBRA premiums, (iii) the incentive compensation award for the season in which the termination date occurs, prorated based on the number of days employed during such season and determined based on actual performance, (iv) the incentive compensation she would have received if she had remained employed by the Company for two years following the termination date, determined based on actual performance, (v) accelerated vesting of a pro rata portion of the unvested equity awards held by her that vest solely upon the time-based vesting conditions (including her sign-on RSU award) and (vi) continued vesting of a pro rata portion of the unvested equity awards held by her that vest based on performance-based vesting conditions, which will remain subject to the existing performance metrics.

In the event such termination of employment occurs during the three-month period prior to, or during the 24-month period following, a “change in control” of the Company, then Ms. Boswell will be entitled to receive (a) the amounts described in clause (i) above (with such amounts paid in a lump sum if the termination of employment occurs on or after a change in control) and clause (ii) above, (b) a payment equal to the sum of the incentive compensation payouts that she received for the four completed seasons prior to the termination date (with the payout for any partial seasonal performance period to be annualized and the target seasonal incentive opportunity to be included if she has not been employed long enough to be eligible for four seasonal incentive payouts), (c) her incentive compensation award for the season in which the termination date occurs, prorated based on the number of days employed during such season and determined by reference to the average of the incentive compensation payouts she received for the four completed seasons prior to the termination date (with the payout for any partial seasonal performance period to be annualized and the target seasonal incentive opportunity to be included in such average if she has not been employed long enough to be eligible for four seasonal incentive payouts) and (d) accelerated vesting of any outstanding unvested equity awards held by her (including her sign-on RSU award), with performance goals deemed to be achieved at target levels if less than one-third of the applicable performance period has lapsed, otherwise performance goals will be deemed to be achieved at maximum levels.

Ms. Boswell is not entitled to a tax gross-up for any excise taxes on compensation paid in connection with a change in control under her agreements with the Company.

Other NEOs

We entered into revised severance and change in control arrangements with each of Mses. Arlin, Riley and Rosen and Mr. Wu in May 2022 in order to ensure that the terms of such protections are consistent across all of such NEOs and to be competitive with the market. Under the revised arrangements, upon a termination of the applicable executive’s employment by the Company without “cause” or by the executive for “good reason” (as defined in such executive’s severance agreement and described in more detail under the heading “—Potential Payments Upon Termination or Change in Control” below), in each case other than during the three-month period prior to, and the 24-month period following, a “change in control” of the Company, the applicable executive will be entitled to receive (i) continued payment of annual base salary for two years following the termination date, (ii) an amount equal to two years of COBRA premiums, (iii) the executive’s incentive compensation award for the season in which the termination date occurs, prorated based on the number of days employed during such season and determined based on actual performance,

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(iv) the incentive compensation the executive would have received if the executive had remained employed by the Company for two years following the termination date, determined based on actual performance, (v) accelerated vesting of a pro rata portion of the unvested equity awards held by the executive that vest solely upon the time-based vesting conditions and (vi) continued vesting of a pro rata portion (excluding Retention PSU Awards, which will fully vest) of the unvested equity awards held by the executive that vest based on performance-based vesting conditions, which will remain subject to the existing performance metrics.

In the event such termination of employment occurs during the three-month period prior to, or during the 24-month period following, a “change in control” of the Company, then the executive will be entitled to receive (a) the amounts described in clauses (i) and (ii) above, (b) a payment equal to the sum of the incentive compensation payouts that the executive received for the four completed seasons prior to the termination date, (c) the executive’s incentive compensation award for the season in which the termination date occurs, prorated based on the number of days employed during such season and determined by reference to the average of the incentive compensation payouts the executive received for the four completed seasons prior to the termination date, and (d) accelerated vesting of any outstanding unvested equity awards held by the executive (with performance goals deemed to be achieved at target levels if less than one-third of the applicable performance period has lapsed, otherwise performance goals will be deemed to be achieved at maximum levels).

None of our NEOs is entitled to a tax gross-up for any excise taxes on compensation paid in connection with a change in control under their agreements with the Company.

Ms. Nash

Because Ms. Nash’s appointment as Executive Chair and Interim Chief Executive Officer was intended to be temporary, we did not enter an agreement with Ms. Nash that provides for severance protection.

Mr. Meslow

In connection with Mr. Meslow’s departure in fiscal 2022 due to health reasons, we entered into a Transition and General Release Agreement (the “Transition and Release Agreement”) with Mr. Meslow both in order to ensure an orderly transition of Mr. Meslow’s role as the Company’s Chief Executive Officer and to secure meaningful additional protections for the Company beyond Mr. Meslow’s then-existing contractual obligations (as described below). While Mr. Meslow’s departure was initially announced in February 2022, by entering into the Transition and Release Agreement, we were able to secure his services for an additional period through May 2022. This additional period was vital to ensuring a smooth transition of the Chief Executive Officer role to Ms. Nash and limiting the disruption to our business and stakeholders. In addition, the Transition and Release Agreement was entered into to recognize the circumstances of his departure and his exceptional leadership since May 2020 during a period of significant transformation for the Company. The terms provided under the Transition and Release Agreement were unanimously approved by the members of the HCC Committee, in consultation with Willis Towers Watson.

By entering into the Transition and Release Agreement, Mr. Meslow agreed to (i) extend the period of his non-competition and non-solicitation obligations by an additional 12 months (such that these restrictions will apply for a total period of 24 months) and (ii) expand the scope of his non-competition obligations to apply to any country (or part thereof) in the world in which the Company operates, sells or markets its products, or with respect to which Mr. Meslow had responsibility or supervisory authority or obtained any confidential information. In addition, pursuant to the Transition and Release Agreement, Mr. Meslow agreed to execute a waiver and release of claims in favor of the Company that he was not otherwise required to provide, as well as to cooperate with the Company in connection with certain matters in which he was involved or had knowledge during his employment.

In return, Mr. Meslow will receive an aggregate cash amount equal to $7.0 million, payable in ratable biweekly installments over 24 months following his termination of employment, subject to compliance with the Transition and Release Agreement. In addition, Mr. Meslow will be eligible to receive Company paid health coverage under the Company’s group health plan for up to 24 months. The value of this payment was determined by the HCC Committee in consultation with Willis Towers Watson. In addition, the HCC Committee attributed value for the additional period of transition services that Mr. Meslow agreed to provide at the Company’s request following the initial announcement of his departure, as well as the meaningful additional contractual protections the Company obtained under the Transition and Release Agreement, including Mr. Meslow’s agreement to provide cooperation on certain matters relating to his employment (as described above). Outstanding equity awards held by Mr. Meslow as of his termination date remained subject to their existing terms. As a result, Mr. Meslow forfeited more than 1.4 million shares underlying unvested equity awards with a value of approximately $65 million at the time of separation from the Company.

For additional details regarding the severance and change in control arrangements with our NEOs (including a description of estimated benefits in connection with a change in control and/or a termination of employment), see“—Potential Payments Upon Termination or Change in Control” below.

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Compensation Governance

Independent Compensation Consultant

As permitted by its charter, the HCC Committee retained Willis Towers Watson as its independent executive compensation consultant and has the sole authority to retain and terminate any independent executive compensation consultant.

The HCC Committee considers recommendations from our management team and determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for HCC Committee review. Specifically, the services the consultant provides include:

•	Assisting in the evaluation of, and providing recommendations for, Chief Executive Officer and other NEO compensation;
•	Informing the HCC Committee of changing market practices;
•	Consulting on our executive compensation strategy and program design;
•	Analyzing the competitiveness of our executive pay;
•	Assisting in the selection of our peer groups; and
•	Assisting in the preparation and review of this disclosure.

In addition to the services provided at the request of the HCC Committee, management, with the knowledge of the HCC Committee, has engaged Willis Towers Watson for a limited number of additional services, including provision of a call center tracking system for which we pay quarterly software usage fees (provided by a separate division of Willis Towers Watson). For fiscal 2022, the fees paid or payable to Willis Towers Watson totaled $338,226, of which $214,656 related to services rendered for the HCC Committee in connection with the review of executive and director compensation, and $123,570 related to services performed at the request of management. The HCC Committee did not participate in management’s decision to engage Willis Towers Watson for the provision of a call center tracking system. The HCC Committee has determined that the provision of these limited services by Willis Towers Watson to management is not material and does not impair the independence and objectivity of advice provided to or otherwise raise any conflict of interest for the HCC Committee on executive compensation matters.

The HCC Committee reviews and approves the provision of additional services by Willis Towers Watson to the Company and evaluates the performance and independence of Willis Towers Watson, specifically considering independence factors identified by NYSE rules. This evaluation includes a review of written representations from Willis Towers Watson confirming their independence. Based on its evaluation, the HCC Committee believes that there are no conflicts of interest that could impair Willis Towers Watson’s ability to provide independent, objective advice to the HCC Committee regarding executive compensation matters.

Compensation Risk Assessment

On an annual basis, the HCC Committee considers the risks to our business associated with our compensation policies and practices for the purpose of determining whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. The HCC Committee determined that the Company’s compensation structure includes mitigating factors such as a mix of pay that is balanced between long- and short-term, and fixed and variable payouts under the 2020 Plan (and its predecessor plan) and the 2015 ICPP, a robust clawback policy and robust executive stock ownership guidelines. Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation program does not encourage excessive risk taking, (ii) keeps our NEOs focused on the creation of long-term, sustainable value for our stockholders and (iii) provides competitive and appropriate levels of compensation over time.

Executive Stock Ownership Guidelines

The HCC Committee encourages and mandates Common Stock ownership by our NEOs through stock ownership guidelines that promote a long-term focus on stock performance, discourage inappropriate risk-taking and further align the interests of our NEOs with those of our stockholders. Stock ownership guidelines can be met through direct ownership of Common Stock and indirect ownership through both grants of stock-based awards under our stock incentive plans and Common Stock held through Company benefit plans.

Our Chief Executive Officer is required to achieve and maintain ownership of Common Stock with a value of five times the Chief Executive Officer’s base salary, and each other NEO is required to achieve and maintain ownership of Common Stock with a value of three times such NEO’s base salary. Our NEOs are required to achieve these ownership levels within five years of becoming subject to the ownership guidelines. All of our NEOs are either in compliance with the guidelines or are on track to comply with the guidelines within the required time frame.

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Tax Deductibility

Section 162(m) of the Code generally does not allow a tax deduction to public companies for compensation paid to certain executive officers that is more than $1 million during the tax year. The HCC Committee takes into consideration the tax implications of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Code. In the exercise of its business judgment, and in accordance with its compensation philosophy, the HCC Committee continues to have flexibility to award compensation that is not tax deductible if it determines that such award is in our stockholders’ best interests and is necessary to comply with contractual commitments, or to maintain flexibility needed to attract talent, promote retention or recognize and reward desired performance.

Recovery of Compensation

Under the 2020 Plan (and its predecessor plan) and the 2015 ICPP, the HCC Committee has the power and authority to recover previously awarded bonuses or equity-based compensation or profits if (i) required by applicable law with respect to a participant, (ii) a participant engaged in fraudulent conduct or activities (or had knowledge of such conduct or activities) relating to the Company or (iii) a participant should have had knowledge of such conduct or activities based on the participant’s position, duties or responsibilities.

In addition, under the Company’s compensation recoupment policy, the HCC Committee has the ability to cancel and/or recoup certain cash and equity incentive compensation and severance compensation paid to associates who are at the level of Vice President or above (including our NEOs) in the event of a termination of employment for cause, or the HCC Committee’s discovery that grounds for cause existed at the time of such associate’s termination of employment. The HCC Committee will review and adopt such compensation recoupment policy in connection with the NYSE’s adoption of final clawback rules under the Dodd-Frank Act.

Tally Sheets

To assess the reasonableness of the compensation of our NEOs, the HCC Committee annually reviews all of the components of the NEOs’ compensation, including salary, short-term incentive compensation, realized and unrealized gains on stock options, PSUs and RSUs, the cost to the Company of all perquisites and potential payouts under several potential severance and change of control scenarios. Based on this review, the HCC Committee concluded that our NEOs’ compensation components individually and in aggregate are reasonable, encourage retention, incent performance and are in the best interests of the Company and its stockholders.

Report of the Human Capital & Compensation Committee

The HCC Committee is composed of five directors who are independent, as defined under the NYSE listing standards. Additionally, each member of the HCC Committee is a “non-employee director” within the meaning of Section 16b-3 under the Exchange Act. The HCC Committee reviews the CD&A on behalf of the Board.

The HCC Committee has reviewed and discussed the CD&A with management and, based on the review and discussions, the HCC Committee recommended to the Board that the CD&A be included in the 2022 10-K and the Company’s 2023 proxy statement.

Human Capital & Compensation Committee

Michael Morris, Chair

Patricia Bellinger

Alessandro Bogliolo

Francis Hondal

Danielle Lee

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2022 Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our NEOs during fiscal 2022, 2021 and 2020, as applicable.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(1)	STOCK AWARDS ($)(2)(3)	OPTION AWARDS ($)(2)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(4)	CHANGE IN PENSION VALUE AND NON-QUALIFIED DEFERRED COMPENSATION EARNINGS ($)(5)	ALL OTHER COMPENSATION ($)(6)	TOTAL ($)

Gina Boswell Chief Executive Officer	2022	213,462	1,500,000	3,853,024	0	1,080,964	0	261,541	6,908,991

Wendy Arlin Chief Financial Officer	2022	790,385	1,088,000	2,392,464	0	1,076,400	0	43,392	5,390,641
	2021	712,884	496,000	1,858,830	0	1,143,775	20,777	56,044	4,288,310

Julie Rosen President, Retail	2022	969,231	1,400,000	3,508,347	0	1,872,000	0	40,930	7,790,508
	2021	866,153	0	1,169,319	271,987	1,804,102	0	21,018	4,132,579
	2020	277,885	1,000,000	849,986	0	805,632	0	870	2,934,373

Deon Riley Chief Human Resources Officer	2022	792,308	1,090,000	2,488,354	0	936,000	0	553,477	5,860,139
	2021	758,077	1,750,000	1,052,655	231,194	1,096,346	0	41,189	4,929,461
	2020	54,808	0	749,996	0	720,000	0	209	1,525,013

Michael Wu Chief Legal Officer and Corporate Secretary	2022	715,385	761,250	2,180,189	0	848,250	0	645,765	5,150,839

Sarah Nash(7) Former Interim Chief Executive Officer and Executive Chair	2022	1,159,286	0	17,412,228	0	3,001,050	0	1,222,449	22,795,013

Andrew Meslow(8) Former Chief Executive Officer	2022	410,192	2,000,000	0	0	0	0	7,057,247	9,467,439
	2021	1,335,577	4,000,000	5,444,545	1,903,973	4,625,208	80,547	278,777	17,668,627
	2020	1,183,462	0	12,330,555	0	4,489,428	146,274	345,220	18,494,939

(1)

The bonus amount paid to Ms. Boswell represents a one-time cash sign-on bonus in connection with her hire in 2022. The after-tax amount of Ms. Boswell’s hiring bonus is subject to repayment to the Company upon certain terminations of employment prior to the first anniversary of her hire date. Bonus amounts for Ms. Arlin and Mr. Meslow include payment in fiscal 2022 of the final installment of the special cash retention awards approved by the HCC Committee during fiscal 2020 to ensure long-term retention during particularly turbulent times for our business in the amount of $248,000 and $2,000,000, respectively, conditioned on their continued employment through January 31, 2022. The bonus amount reported for Ms. Riley includes a cash retention bonus of $250,000 awarded in connection with her hire in fiscal 2020 and set forth in her employment agreement. The bonus amounts also include the first two installments of the Cash Retention Bonuses under the 2022 Retention Program awarded to each of Mses. Arlin, Rosen and Riley and Mr. Wu during fiscal 2022 in such amounts and subject to the terms as described above under the heading “—Compensation Discussion and Analysis—Compensation for NEOs—Compensation Components—2022 Retention Program,” including a requirement to repay to the Company such cash retention bonuses previously paid (on an after-tax basis) if the executive voluntarily terminates his or her employment prior to the third retention bonus installment payment date.

(2)

The value of stock and option awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with ASC Topic 718 Compensation—Stock Compensation, for each award. Stock options are valued using the Black-Scholes option pricing model. The grant date fair value of the PSUs granted to the NEOs during fiscal 2022 was calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Subtopic 718-10, excluding the effect of estimated forfeitures. The grant date value of the PSUs granted to the NEOs in fiscal 2022 assuming the maximum level of performance conditions will be achieved is $2,719,664 for Ms. Arlin, $4,176,179 for Ms. Rosen, $2,791,038 for Ms. Riley and $2,473,641 for Mr. Wu. Mses. Boswell and Nash and Mr. Meslow were not granted any PSUs in fiscal 2022.

See Note 16 to the Company’s financial statements filed in the 2022 10-K for the related assumptions for stock awards granted during fiscal 2022 and for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.

(3)

Stock and option awards were granted to each NEO under the 2020 Plan. Awards are long-term compensation and generally vest over two to three years and are not realizable on an annual basis. See discussion under the heading “—Compensation Discussion and Analysis—Compensation for NEOs—Compensation Components—Long-Term Equity Compensation” for additional detail.

(4)

Represents the aggregate of the non-equity performance-based incentive compensation for the applicable Spring and Fall seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of adjusted operating income results. Ms. Boswell’s fiscal 2022 incentive payout was pro-rated based on the number of days that she served in the Chief Executive

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Officer role during the Fall season. See the discussion under the heading “—Compensation Discussion and Analysis—Compensation for NEOs—Short-Term Performance-Based Incentive Compensation” for additional detail.

(5)

The Company does not sponsor a defined benefit retirement plan (tax-qualified or non-qualified). The Company’s non-qualified deferred compensation plan was terminated in fiscal 2020, and balances were distributed in July 2021.

(6)	The following table and related footnotes detail all other compensation paid to each NEO during fiscal 2022:

	INCREMENTAL COMPANY COST TO PROVIDE SUPPLEMENTAL LIFE AND DISABILITY INSURANCE COVERAGE ($)	COMPANY CONTRIBUTIONS TO THE EXECUTIVES’ QUALIFIED RETIREMENT PLAN ACCOUNT ($)	FINANCIAL PLANNING BENEFIT ($)	EXECUTIVE PHYSICAL ($)	PERSONAL USE OF COMPANY AIRCRAFT ($)(a)	COMMUTING EXPENSE ALLOWANCE ($)(b)	RELOCATION ($)(c)	TRANSITION PAY ($)(d)	BOARD CASH RETAINER ($)(e)	TOTAL ($)

Ms. Boswell	35	0	0	0	199,562	0	61,944	0	0	261,541

Ms. Arlin	672	30,720	12,000	0	0	0	0	0	0	43,392

Ms. Rosen	840	26,090	14,000	0	0	0	0	0	0	40,930

Ms. Riley	672	26,090	14,000	3,600	0	0	509,115	0	0	553,477

Mr. Wu	609	13,890	13,199	3,600	0	0	614,467	0	0	645,765

Ms. Nash	84	0	14,000	0	1,107,815	84,066	0	0	16,484	1,222,449

Mr. Meslow	228	12,200	0	0	0	0	0	7,044,819	0	7,057,247

(a)

The amount reflects the aggregate incremental cost to the Company of Mses. Boswell’s and Nash’s personal use of the Company’s aircraft. The Company calculates the aggregate incremental cost to the Company based on an hourly charge for use of Company aircraft that includes variable charges such as fuel, salaries of flight personnel, landing and parking fees and variable maintenance as well as certain fixed fees associated with operating the Company’s aircraft. See “—Compensation Discussion and Analysis—Compensation for NEOs—Other Benefits and Perquisites—Perquisites” for additional information. Ms. Boswell’s personal usage of Company aircraft was solely related activities in connection with her relocation to the Columbus, Ohio region. See “—Compensation Discussion and Analysis—Compensation for NEOs—Other Benefits and Perquisites—Perquisites” for additional information.

(b)

In connection with trips to and from the Company’s headquarters in Columbus, Ohio during her interim service as an executive officer of the Company, Ms. Nash was provided an expense allowance of $22,500 per quarter (pro-rated for partial quarters) to offset hotel, ground transportation and meal expenses while working in Columbus, Ohio.

(c)

As part of Mses. Boswell’s and Riley’s and Mr. Wu’s relocation packages to Columbus, Ohio, (i) Ms. Boswell received $33,852 of relocation assistance with an additional $28,092 of related tax assistance in connection therewith; Ms. Riley received $433,166 of relocation assistance with an additional $75,949 of related tax assistance in connection therewith; and Mr. Wu received $562,156 of relocation assistance with an additional $52,311 of related tax assistance in connection therewith. Ms. Riley and Mr. Wu completed their relocations to the Columbus, Ohio region during fiscal 2022. The Company anticipates that Ms. Boswell will complete her relocation during fiscal 2023. According to the Company’s policy, if an executive voluntarily resigns or is terminated for cause (i) before the first anniversary of their hire date, the executive is obligated to reimburse the Company for 100% of the relocation benefits and (ii) before the second anniversary of their hire date, the executive is obligated to reimburse the Company for one-half of the relocation benefits.

(d)

Represents payments to Mr. Meslow pursuant to his Transition and Release Agreement in connection with his termination of employment. For additional details regarding Mr. Meslow’s Transition and Release Agreement, see “—Compensation Discussion and Analysis—Compensation for NEOs—Severance and Change in Control Agreements—Mr. Meslow” above.

(e)

For fiscal 2022, the Board approved Board Chair compensation of $500,000 annually, payable 50% in cash and 50% in stock. Ms. Nash ceased being a non-associate director on February 22, 2022. Board Cash Retainer reflects the pro-rated amount of Ms. Nash’s Board Chair annual cash compensation of $250,000 for her service as a non-associate director of the Company from January 30, 2022, through February 22, 2022, prior to Ms. Nash commencing her service as an interim executive officer.

(7)

Ms. Nash ceased to serve as Interim Chief Executive Officer on December 1, 2022, and served as Executive Chair until the end of fiscal 2022. Effective as of January 29, 2023, Ms. Nash transitioned from her role as Executive Chair to become the independent, non-executive Chair of the Board.

(8)	Mr. Meslow ceased to serve as Chief Executive Officer and terminated employment due to health reasons on May 12, 2022.

2023 Proxy Statement  |  Bath & Body Works, Inc.        49

Grants of Plan-based Awards for Fiscal 2022

The following table provides information relating to plan-based awards and opportunities granted to the NEOs during fiscal 2022.

NAME	GRANT DATE	APPROVAL DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(3) (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4) ($)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

Ms. Boswell	12/1/2022	11/1/2022							92,443			3,853,024

			110,868	554,341	1,108,682

Ms. Arlin	3/9/2022	3/9/2022				6,291	12,581	18,872				570,674

	3/9/2022	3/9/2022							12,581			579,355

	5/13/2022	5/11/2022				12,560	25,120	37,680				1,242,435

			184,000	920,000	1,840,000

Ms. Rosen	3/9/2022	3/9/2022				7,864	15,727	23,591				713,377

	3/9/2022	3/9/2022							15,727			724,228

	5/13/2022	5/11/2022				20,934	41,867	62,801				2,070,742

			320,000	1,600,000	3,200,000

Ms. Riley	3/9/2022	3/9/2022				6,815	13,630	20,445				618,257

	3/9/2022	3/9/2022							13,630			627,662

	5/13/2022	5/11/2022				12,560	25,120	37,680				1,242,435

			160,000	800,000	1,600,000

Mr. Wu	3/9/2022	3/9/2022				5,767	11,533	17,300				523,137

	3/9/2022	3/9/2022							11,533			531,095

	5/13/2022	5/11/2022				11,383	22,765	34,148				1,125,957

			145,000	725,000	1,450,000

Ms. Nash	3/10/2022	3/10/2022							374,376			17,412,228

			397,998	1,989,989	3,979,978

Mr. Meslow(5)			513,000	2,565,000	5,130,000

(1)

Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the 2015 ICPP for the fiscal 2022 Spring and Fall seasons. The actual amount earned for fiscal 2022 under this plan is disclosed in the 2022 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. Ms. Nash’s fiscal 2022 threshold, target and maximum amounts are pro-rated based on the number of days that she served in the Interim Chief Executive Officer role during the Spring season. Ms. Boswell’s fiscal 2022 threshold, target and maximum amounts are pro-rated based on the number of days that she served in the Chief Executive Officer role during the Fall season.

(2)

Equity Incentive Plan Awards were PSUs granted pursuant to the 2020 Plan. Grant dates were established on the date the grants were approved (or otherwise deemed effective) by the HCC Committee. Awards granted on March 9, 2022 vest on the third anniversary of the grant date. Awards granted on May 13, 2022, vest on the second anniversary of the grant date. The March 9, 2022, and May 13, 2022, awards are subject to continued employment through such vesting date, with the number of shares to be awarded determined based on the Company’s achievement of (i) revenue growth during the two- or three-year performance period, as applicable, relative to the Performance Peer Group and (ii) cumulative operating income as a percentage of cumulative sales over the two- or three-year performance period, as applicable, in each case as set forth under the heading “—Compensation Discussion and Analysis—Compensation for NEOs—Compensation Components—Long-Term Equity Compensation.”

(3)

All Other Stock Awards were RSUs granted pursuant to the 2020 Plan. Grant dates were established on the date the grants were approved (or otherwise deemed effective) by the HCC Committee. Awards granted on March 9, 2022 and December 1, 2022 vest 30% on each of the first and second anniversaries of the grant date, and 40% on the third anniversary of the grant date, subject to continued employment through each such date. Ms. Nash’s award vests 33% on each of the first and second anniversaries of the grant date, and 34% on the third anniversary of the grant date, subject to Ms. Nash’s continued service as a member of the Board through each such date.

(4)

The value of stock awards reflects the grant date fair value under ASC Topic 718 Compensation—Stock Compensation for each award. The grant date fair values of the PSUs granted to the NEOs during fiscal 2022 were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Subtopic 718-10, excluding the effect of estimated forfeitures. See Note 16 to the Company’s financial statements filed in the 2022 10-K for the related assumptions for stock awards granted during fiscal 2022 and for a discussion of the Company’s assumptions in determining the aggregate grant date fair value of these awards.

(5)

In light of his announced departure in February 2022, Mr. Meslow was not eligible for payment under the non-equity incentive plan and did not receive any long-term incentive compensation awards in fiscal 2022.

50        Bath & Body Works, Inc.  |  2023 Proxy Statement

Outstanding Equity Awards at Fiscal Year-end for 2022

The following table provides information relating to outstanding equity awards granted to the NEOs as of the fiscal year ended January 28, 2023. Pursuant to the terms of the Employee Matters Agreement, dated as of August 2, 2021, by and between the Company and Victoria’s Secret & Co., each applicable stock option, RSU and PSU held by our associates (including the applicable NEOs) as of such date was equitably adjusted upon the occurrence of the separation of the Company and Victoria’s Secret & Co. The amounts included in the table below for our applicable NEOs reflect these equitable adjustments. The market value of the stock awards assumes a stock price of $44.65, the closing price of our Common Stock on January 27, 2023 (the last trading day during fiscal 2022).

		OPTION AWARDS						STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (# EXERCISABLE)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (# UNEXERCISABLE)		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)

Ms. Boswell								12/1/2022	92,443	(2)	4,127,580

Ms. Arlin	3/29/2013	1,625	0		0	33.80	3/29/2023	3/16/2021	15,418	(3)	688,414

	3/31/2014	2,854	0		0	43.75	3/31/2024	5/19/2021	9,664	(4)	431,498

	5/7/2014	568	0		0	41.15	5/7/2024	8/18/2021	4,710	(5)	210,302

	4/2/2015	3,055	0		0	73.58	4/2/2025	3/9/2022	12,581	(6)	561,742	12,581	(10)	561,742

	3/31/2016	5,292	0		0	70.87	3/31/2026	5/13/2022				25,120	(11)	1,121,608

	3/31/2017	6,905	0		0	38.01	3/31/2027

	3/21/2018	13,964	0		0	31.81	3/21/2028

Ms. Rosen	3/16/2021	0	12,334	(1)	0	48.64	3/16/2031	9/28/2020	33,403	(7)	1,491,444

								3/16/2021	6,168	(3)	275,401	10,279	(12)	458,957

								8/18/2021	4,710	(5)	210,302

								3/9/2022	15,727	(6)	702,211	15,727	(10)	702,211

								5/13/2022				41,867	(11)	1,869,362

Ms. Riley	3/16/2021	0	10,484	(1)	0	48.64	3/16/2031	3/16/2021	5,242	(3)	234,055	8,738	(12)	390,152

								8/18/2021	4,710	(5)	210,302

								3/9/2022	13,630	(6)	608,580	13,630	(10)	608,580

								5/13/2022				25,120	(11)	1,121,608

Mr. Wu								5/19/2021	9,664	(4)	431,498

								8/18/2021	1,767	(5)	78,897

								3/9/2022	11,533	(6)	514,948	11,533	(10)	514,948

								5/13/2022				22,765	(11)	1,016,457

Ms. Nash								8/20/2020	3,770	(8)	168,331

								3/10/2022	374,376	(9)	16,715,888

Mr. Meslow(13)	4/2/2015	7,133	0		0	73.58	5/12/2023

	3/31/2016	10,583	0		0	70.87	5/12/2023

(1)	50% of the options vested on March 16, 2023, and the remaining 50% will vest on March 16, 2024.

(2)	Shares vest 30% on December 1, 2023, 30% on December 1, 2024, and 40% on December 1, 2025.

2023 Proxy Statement  |  Bath & Body Works, Inc.        51

(3)	50% of the shares vested on March 16, 2023, and the remaining 50% will vest on March 16, 2024.

(4)	Shares vest 43% on May 19, 2023, and 57% on May 19, 2024.

(5)	Shares vest 43% on August 18, 2023, and 57% on August 18, 2024.

(6)	30% of the shares vested on March 9, 2023, and the remaining will vest 30% on March 9, 2024, and 40% on March 9, 2025.

(7)	Shares vest 100% on September 28, 2023.

(8)	Shares vest 100% on August 20, 2023.

(9)	33% of the shares vested on March 10, 2023, and the remaining will vest 33% on March 10, 2024, and 34% on March 10, 2025.

(10)	Subject to achievement of performance conditions assumed at target, 100% of these shares vest on March 9, 2025.

(11)	Subject to achievement of performance conditions assumed at target, 100% of these shares vest on May 13, 2024.

(12)	Subject to achievement of performance conditions assumed at target, 100% of these shares vest on March 16, 2024.

(13)

Outstanding stock options held by Mr. Meslow at the time of his termination of employment were treated in accordance with the existing terms of the 2020 Plan (and its predecessor plan) and the applicable award agreements thereunder (i.e., stock options that were vested at the time of his separation remain exercisable for one year following his separation date and unvested stock options were forfeited).

Option Exercises and Stock Vested Information for Fiscal 2022

The following table provides information relating to option awards exercised and RSU and PSU awards vested during fiscal 2022.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)

Ms. Boswell	0	0	0	0

Ms. Arlin	0	0	47,865	2,309,393

Ms. Rosen	0	0	2,019	81,285

Ms. Riley	0	0	14,379	596,079

Mr. Wu	0	0	4,899	196,281

Ms. Nash	0	0	2,829	109,369

Mr. Meslow	93,737	1,479,167	89,434	4,431,580

(1)	Option Award Value Realized is calculated based on the difference between the sale price and the option exercise price.

(2)	Stock Award Value Realized is calculated based on the closing stock price on the date the RSUs or PSUs vested.

52        Bath & Body Works, Inc.  |  2023 Proxy Statement

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements with our current NEOs that will require us to provide compensation in the event of certain terminations of employment, including a termination following a change in control of our Company.

The following tables set forth the expected benefits to be received by each of our current NEOs in the event of termination resulting from various scenarios, assuming a termination date of January 28, 2023, and a stock price of $44.65, the closing price of our Common Stock on January 27, 2023 (the last trading day during fiscal 2022). Each scenario relates to the single termination event described and amounts are not cumulative in situations where multiple scenarios may apply. Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.

	INVOLUNTARY WITHOUT CAUSE OR VOLUNTARY WITH GOOD REASON ($)	INVOLUNTARY WITHOUT CAUSE FOLLOWING CHANGE IN CONTROL ($)	DEATH(6) ($)	DISABILITY ($)	VOLUNTARY OR RETIREMENT ($)
Ms. Boswell

Base Salary(1)	3,000,000	3,000,000	—	—	—

IC(2)	5,700,000	7,315,950	—	—	—

Value of Vested Stock(3)	114,661	4,127,580	4,127,580	4,127,580	—

Benefits and Perquisites(4)	48,257	48,257	2,000,000	300,000	—

Total	8,862,918	14,491,787	6,127,580	4,427,580	—
Ms. Arlin(7)

Base Salary(1)	1,600,000	1,600,000	—	—	—

IC(2)	1,840,000	2,220,175	—	—	—

Cash Retention(5)	360,000	360,000	360,000	360,000	—

Value of Vested Stock(3)	2,063,678	3,575,304	3,575,304	3,575,304	—

Benefits and Perquisites(4)	45,183	45,183	1,600,000	300,000	—

Total	5,908,861	7,800,662	5,535,304	4,235,304	—
Ms. Rosen

Base Salary(1)	2,000,000	2,000,000	—	—	—

IC(2)	3,200,000	3,676,102	—	—	—

Cash Retention(5)	600,000	600,000	600,000	600,000	—

Value of Vested Stock(3)	3,920,047	5,709,887	5,709,887	5,709,887	—

Benefits and Perquisites(4)	48,257	48,257	2,020,945	320,945	—

Total	9,768,304	12,034,246	8,330,832	6,630,832	—
Ms. Riley

Base Salary(1)	1,600,000	1,600,000	—	—	—

IC(2)	1,600,000	2,032,346	—	—	—

Cash Retention(5)	360,000	360,000	360,000	360,000	—

Value of Vested Stock(3)	1,892,892	3,173,276	3,173,276	3,173,276	—

Benefits and Perquisites(4)	48,257	48,257	1,611,112	311,112	—

Total	5,501,149	7,213,879	5,144,388	3,844,388	—
Mr. Wu

Base Salary(1)	1,450,000	1,450,000	—	—	—

IC(2)	1,450,000	1,821,978	—	—	—

Cash Retention(5)	326,250	326,250	326,250	326,250	—

Value of Vested Stock(3)	1,479,522	2,556,748	2,556,748	2,556,748	—

Benefits and Perquisites(4)	—	—	1,461,112	311,112	—

Total	4,705,772	6,154,976	4,344,110	3,194,110	—

2023 Proxy Statement  |  Bath & Body Works, Inc.        53

	INVOLUNTARY TERMINATION OF SERVICE ($)	CHANGE IN CONTROL ($)	DEATH(6) ($)	DISABILITY ($)	VOLUNTARY RESIGNATION FROM THE BOARD ($)
Ms. Nash

Base Salary	—	—	—	—	—

IC	—	—	—	—	—

Value of Vested Stock(3)	16,884,219	16,884,219	16,884,219	16,884,219	—

Benefits and Perquisites(4)	—	—	1,500,000	300,000	—

Total	16,884,219	16,884,219	18,384,219	17,184,219	—

(1)

In the event of a termination of the NEO’s employment by the Company other than for “Cause” or by the NEO for “Good Reason,” other than during the three-month period prior to or the 24-month period following a “Change in Control,” the NEO will receive continued payment of base salary for 24 months following the termination date in accordance with the Company’s normal payroll practices. If such termination occurs within the three-month period prior to or the 24-month period following a Change in Control, the NEO will receive a lump sum payment equal to two times his or her annual base salary. The foregoing payments are subject to such NEO’s execution and non-revocation of a release of claims.

(2)

In the event of a termination of the NEO’s employment by the Company other than for “Cause” or by the NEO for “Good Reason,” other than during the three-month period prior to or the 24-month period following a “Change in Control,” the NEO will receive bonus payments based on the bonus amounts the NEO would have received under the 2015 ICPP had the NEO remained employed by the Company for four seasons following the NEO’s termination date plus a pro rata amount for the season in which the termination occurs. If such termination occurs within the three-month period prior to or the 24-month period following a Change in Control, the NEO will receive a lump sum amount equal to the sum of the last four seasonal bonus payments received under the 2015 ICPP, plus a pro rata amount for the season in which the termination occurs (based on an average of the prior four payments received). For purposes of these tables, future bonus amounts are assumed at target levels. For Ms. Boswell, the seasonal target incentive award opportunity was used for purposes of calculating the last four seasonal bonus payments since she was not eligible for four seasonal payouts due to the date of her commencement of employment.

(3)

Reflects the value of the “double-trigger” acceleration of unvested stock options, RSUs and PSUs in the event of a termination of the NEO’s employment by the Company without “Cause” or by the NEO for “Good Reason” within three months prior to or 24 months following a “Change in Control” or due to the NEO’s death or “Disability.” In the event of a termination of the NEO’s employment by the Company without “Cause” or by the NEO for “Good Reason” absent a “Change in Control,” unvested stock options, RSUs and PSUs will accelerate on a pro-rated basis. For purposes of these tables, PSUs are assumed achieved at target levels. Under the terms of Ms. Nash’s equity awards, her RSUs (i) will be forfeited upon her voluntary resignation from the Board or her voluntary determination not to stand for reelection to the Board prior to vesting and (ii) will vest in full upon her involuntary termination of service or termination of service or due to death or disability.

(4)

Reflects estimates for benefits and perquisites payable to the NEOs upon a termination of employment, which includes an amount equal to two years of COBRA premiums (based on the premium rate in effect as of January 28, 2023). Under the death and disability scenarios, the applicable amounts include proceeds from life and disability insurance policies, as applicable, and the value of unvested retirement plan balances that would become vested, as applicable.

(5)

In the case of the NEO’s termination of employment by the Company without “Cause,” by the NEO for “Good Reason,” due to the death of the NEO or the NEO’s disability, the amounts reflect remaining unpaid retention bonus amounts, as applicable.

(6)

Generally, in the event of a NEO’s death, subject to the achievement of any underlying performance conditions, any time-vesting conditions are deemed satisfied. RSUs and PSUs awarded to our NEOs continue to be subject to continued vesting based on performance.

(7)

On April 6, 2023, the Company announced that Ms. Arlin will cease serving as Chief Financial Officer effective on July 29, 2023, or such earlier date on which her successor commences employment with the Company. If the Transition Date occurs before July 29, 2023, Ms. Arlin is expected to remain a Company associate through July 29, 2023, and be available to provide transition services in connection with the appointment of a new Chief Financial Officer. Subject to Ms. Arlin’s continued employment in good standing through the Separation Date, on such date Ms. Arlin’s employment with the Company will be terminated without “cause” and she will become entitled to the payments and benefits applicable on such a termination under the terms of the executive severance agreement and the executive retention agreement between the Company and Ms. Arlin, each dated May 13, 2022, in accordance with and subject to the terms thereof, including the Company’s receipt of an effective release of claims against the Company from Ms. Arlin.

In connection with Mr. Meslow’s termination of employment and his entering into the Transition and Release Agreement, Mr. Meslow will receive an aggregate cash amount equal to $7.0 million, payable in accordance with the Company’s normal payroll practices over 24 months following his termination of employment. In addition, Mr. Meslow will be eligible to receive Company paid health coverage under the Company’s group health plan for up to 24 months, valued at $44,819 as of January 28, 2023. Because Ms. Nash’s appointment as Executive Chair and Interim Chief Executive Officer was intended to be temporary, the Company did not enter into an agreement with Ms. Nash that provides for severance protection.

The HCC Committee retains discretion to provide, and in the past has provided, additional benefits to NEOs upon termination or resignation if it determines the circumstances so warrant.

54        Bath & Body Works, Inc.  |  2023 Proxy Statement

Confidentiality, Non-competition and Non-solicitation Agreements

As a condition to each NEO’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the NEO is required to execute a release of claims against the Company and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the NEO from soliciting or diverting any current or potential associates, customer or supplier or competing with any of the Company’s businesses in which he or she has been employed for a period of one year from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason

The agreements for Mses. Boswell, Arlin, Rosen and Riley and Mr. Wu contain customary definitions of cause and good reason. “Cause” generally means that (i) the applicable NEO was grossly negligent in the performance of his or her duties with the Company (in each case, other than a failure resulting from his or her incapacity due to physical or mental illness); (ii) the NEO has pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; (iii) the NEO engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation; or (iv) the NEO committed or engaged in sexual harassment (including creation of a hostile work environment), gender discrimination and retaliation related to the foregoing or a violation of any policy of the Company relating to sexual harassment (including creation of a hostile work environment), gender discrimination and retaliation related to the foregoing.

In addition, Mses. Boswell, Arlin, Rosen and Riley and Mr. Wu have the right to resign for “Good Reason” in case of certain events. “Good Reason” generally means (i) for Ms. Boswell, the failure to continue as Chief Executive Officer of the Company (or, in the event of a change in control, the resulting ultimate parent company) and, for Mses. Arlin, Riley and Rosen and Mr. Wu, a material diminution in the NEO’s position as of the date set forth in the severance agreement; (ii) the assignment to the NEO of any duties materially inconsistent with, and that constitute a material adverse change to, his or her duties, authority, responsibilities or reporting requirements or structure, including, for Mses. Arlin, Riley and Rosen and Mr. Wu, ceasing being a direct report of the Chief Executive Officer of the Company; (iii) his or her mandatory relocation to an office location more than fifty (50) miles from the NEO’s principal office location in the Columbus, Ohio area; (iv) the failure by the Company to obtain the assumption in writing of its obligation to perform the agreement by a successor; (v) for Ms. Boswell only, a reduction in her annual base salary, target annual bonus opportunity or target annual equity award opportunity (other than any across the board reduction in annual base salary not to exceed 15% of the annual base salary (and corresponding decrease in target annual bonus opportunity) that applies uniformly to Ms. Boswell and similarly situated executives of the Company); (vi) for Ms. Boswell only, the Company’s failure to renominate Ms. Boswell to the Board upon the expiration of her term of service as a member of the Board occurring during her employment; or (vii) for Ms. Boswell only, any other material breach by the Company of any material agreement between her and the Company.

Payments Upon a Termination in Connection with a Change in Control

A “Change in Control” of the Company will generally be deemed to have occurred upon the first to occur of any of the following events:

(a)	any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;
(b)

during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board (and any new director, whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority of directors then constituting the Board;

(c)

a reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock resulting from such reorganization, merger or consolidation are beneficially owned by individuals and entities who beneficially owned the Company’s voting stock outstanding just prior to such reorganization, merger or consolidation; or

(d)	the consummation of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Participants in the 2020 Plan (and its predecessor plan) receive accelerated vesting of equity awards upon a Change in Control in the event of the participant’s termination of employment (other than for Cause) within 24 months of the Change in Control (“double trigger” vesting).

2023 Proxy Statement  |  Bath & Body Works, Inc.        55

No Tax Gross-up

In the event of a Change in Control, none of our NEOs are entitled to reimbursement or gross-up for any excise taxes that may be imposed under Section 280G of the Code.

2022 Pay Ratio Disclosure

Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for fiscal 2022:

•	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $10,669;
•	the annualized total compensation of our Chief Executive Officer was $9,964,565; and
•	the ratio of these two amounts is 934 to 1. We believe that this ratio is calculated in a manner consistent with the requirements of the Pay Ratio Rule.

Methodology for Identifying Our “Median Employee”

Identifying and Adjusting Our Employee Population

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we identified our total employee population as of January 28, 2023, the last day of our fiscal year. Our employee population consisted of full-time, part-time, seasonal and temporary employees globally.

Determining Our Median Employee

To identify our median employee, we calculated the cash compensation paid during the fiscal year for the employee population, annualizing the cash compensation of any permanent employee who joined the Company during the fiscal year. We identified the median compensation amount using this compensation measure which was consistently applied to all our employees in the calculation. We then selected a reasonably representative employee with total compensation equal to the median compensation amount as our “median employee.”

Using the methodologies described above, we determined that our median employee was a part-time, hourly employee. The total compensation of the median employee was $10,669.

Determination of Annual Total Compensation of Our Median Employee and Our Chief Executive Officer

Once we identified our median employee, we then calculated such employee’s annual total compensation for 2022 using the same methodology we used for purposes of determining the annual compensation of our NEOs for 2022.

For the purpose of calculating our Chief Executive Officer’s total annual compensation used to determine our CEO pay ratio, as permitted by Commission rules, we elected to annualize the compensation of Ms. Boswell, who was serving as Chief Executive Officer on January 28, 2023, the determination date for identifying our median employee. Since Ms. Boswell was appointed Chief Executive Officer effective on December 1, 2022, we annualized her Salary and Non-Equity Incentive Plan Compensation as disclosed in the 2022 Summary Compensation Table, and added the disclosed values of her Bonus, Stock Awards and other components of All Other Compensation to arrive at a value of $9,964,565, used for the ratio of annual total compensation for our Chief Executive Officer to the annual total compensation for our median employee:

•	we annualized Ms. Boswell’s base salary to $1,500,000 (from the $213,462 reported in the 2022 Summary Compensation Table); and
•	we annualized Ms. Boswell’s non-equity incentive plan compensation to $2,850,000 based on her annual target amount (from the $1,080,964 reported in the 2022 Summary Compensation Table).

We did not annualize Ms. Boswell’s stock awards, as the full grant date fair value of those the one-time sign-on award is already included in Ms. Boswell’s fiscal 2022 compensation under Commission rules. Similarly, we did not annualize Ms. Boswell’s one-time cash sign-on bonus or her relocation benefit and aircraft usage in connection with her relocation from her residence in Florida, as those were benefits associated with a point in time and the full amount is included in Ms. Boswell’s fiscal 2022 compensation.

The Commission’s rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Our median employee worked approximately 11 hours per week during fiscal 2022. If the total compensation per hour earned by the median employee was extrapolated to full-time employment, the median employee’s annual total compensation would be approximately $37,100 and the ratio would be 269 to 1.

56        Bath & Body Works, Inc.  |  2023 Proxy Statement

2022 Pay Versus Performance Disclosure

The following table sets forth the compensation for our Principal Executive Officers (“PEO”) and the average compensation for our other non-PEO
NEOs, both as reported in the 2022 Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” (as defined under Commission rules) to such individuals for each of fiscal 2022, 2021 and 2020. The table also provides information on our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer group, our net income and our adjusted operating income over such years in accordance with Commission rules.

	BOSWELL (1)		NASH (1)		MESLOW (1)		WEXNER (1)
YEAR	SUMMARY COMPENSATION TABLE “SCT” TOTAL FOR PEO ($)	COMPENSATION ACTUALLY PAID TO PEO ($) (2)	SUMMARY COMPENSATION TABLE TOTAL FOR PEO ($)	COMPENSATION ACTUALLY PAID TO PEO ($) (2)	SUMMARY COMPENSATION TABLE TOTAL FOR PEO ($)	COMPENSATION ACTUALLY PAID TO PEO ($) (2)	SUMMARY COMPENSATION TABLE TOTAL FOR PEO ($)	COMPENSATION ACTUALLY PAID TO PEO ($) (2)

2022	6,908,991	7,029,815	22,795,013	21,646,899	9,467,439	(115,380,126)	N/A	N/A

2021	N/A	N/A	N/A	N/A	17,668,627	90,562,269	N/A	N/A

2020	N/A	N/A	N/A	N/A	18,494,939	56,713,648	1,554,209	(1,902,884)

	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOS ($) (2)(3)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOS ($) (2)(3)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:
YEAR			TOTAL SHAREHOLDER RETURN ($) (4)	PEER GROUP TOTAL SHAREHOLDER RETURN ($) (4)	NET INCOME ($M)	ADJUSTED OPERATING INCOME ($M) (5)

2022	6,048,032	5,371,173	248.05	123.99	800	1,376

2021	5,340,605	6,947,481	297.58	149.72	1,333	2,019

2020	3,550,502	3,936,298	178.17	141.39	844	1,634

(1)
The Company’s PEOs include the following: (i) for fiscal 2022, Gina Boswell, Sarah Nash and Andrew Meslow; (ii) for fiscal 2021, Andrew Meslow; and (iii) for fiscal 2020, Andrew Meslow and Leslie Wexner.

2023 Proxy Statement
|  Bath & Body Works, Inc.

(2)
The “compensation actually paid” (“CAP”) for the PEOs and average CAP for the Company’s non-PEO
NEOs in each of fiscal 2022, 2021 and 2020 reflect such individuals’ “Total Compensation” for the applicable year (as reported in the Summary Compensation Table for such year), as reflected in the table above, adjusted as set forth in the table below in accordance with Commission rules. The dollar amounts of CAP reflected in the table above do not reflect the actual amount of compensation earned by or paid to the PEOs or our other NEOs during the applicable fiscal year, but rather reflect each NEO’s CAP for such year determined pursuant to Commission rules. For information regarding the decisions made by the HCC Committee in regards to the Company’s PEOs’ and other NEOs’ compensation for fiscal 2022, see “—Compensation Discussion and Analysis” above.

	TOTAL FROM SUMMARY COMPENSATION TABLE (“SCT”) ($)	SUBTRACT FAIR VALUE (“FV”) OF AWARDS GRANTED IN YEAR FROM SCT(a) ($)	ADD FV OF EQUITY AWARDS GRANTED DURING THE COVERED FISCAL YEAR REMAINING OUTSTANDING AND UNVESTED AT THE END OF THE COVERED FISCAL YEAR(a) ($)	ADD FV OF EQUITY AWARDS GRANTED DURING THE COVERED FISCAL YEAR AND VESTED DURING THE COVERED FISCAL YEAR(a) ($)	CHANGE IN FV OF ALL THE EQUITY AWARDS GRANTED DURING ANY PRIOR FISCAL YEAR AND VESTED DURING THE FISCAL YEAR(a) ($)	CHANGE IN FV OF EQUITY AWARDS GRANTED DURING ANY PRIOR FISCAL YEAR THAT FAIL TO MEET THE APPLICABLE VESTING CONDITIONS DURING THE COVERED FISCAL YEAR(a) ($)	CHANGE IN FV OF EQUITY AWARDS GRANTED DURING ANY PRIOR FISCAL YEAR REMAINING OUTSTANDING AND UNVESTED AS OF THE END OF THE COVERED FISCAL YEAR(a) ($)	COMPENSATION ACTUALLY PAID ($)

Fiscal 2022:

Ms. Boswell	6,908,991	3,853,024	3,973,847	0	0	0	0	7,029,815

Ms. Nash	22,795,013	17,412,228	16,342,298	0	(43,538)	0	(34,646)	21,646,899

Mr. Meslow	9,467,439	0	0	0	(451,632)	(124,395,933)	0	(115,380,126)

Non-PEO NEO Average	6,048,032	2,642,339	2,409,483	0	(141,718)	0	(302,285)	5,371,173

Fiscal 2021:

Mr. Meslow	17,668,627	7,348,518	6,102,879	0	1,405,205	0	72,734,076	90,562,269

Non-PEO NEO Average	5,340,605	1,126,764	1,023,384	0	735,793	(480,289)	1,454,751	6,947,481

Fiscal 2020:

Mr. Meslow	18,494,939	12,330,555	47,762,216	—	(287,960)	—	3,075,007	56,713,648

Mr. Wexner	1,554,209	—	—	—	(1,416,835)	(3,181,827)	1,141,568	(1,902,884)

Non-PEO NEO Average	3,550,502	266,664	318,622	—	(218,354)	(760,169)	1,312,361	3,936,298

(a)	Represents the fair value of equity awards calculated in accordance with ASC Topic 718 Compensation—Stock Compensation.

Stock options are valued on the applicable measurement date using the Black-Scholes option pricing model. Valuation assumptions are based on an expected term calculated as the product of (i) the original expected term multiplied by (ii) the ratio of remaining and original terms. Dividend yield is calculated based on the projected dividend at the time of measurement over the expected term. Volatility is calculated based on historical volatility at the time of measurement for the same time period as the expected term. The risk-free interest rate is based on U.S. treasury rates on the measurement date for a time period that most closely aligns with the expected term.

RSUs and PSUs are valued based on the fair market value of a share of Common Stock on the measurement date, adjusted for anticipated dividend yields. PSU value is determined based on the probable outcome of the performance conditions as of the applicable measurement date.

(3)
The average compensation for the
non-PEO
NEOs reflects the compensation for the following individuals: (i) for fiscal 2022, Wendy Arlin, Julie Rosen, Deon Riley and Michael Wu; (ii) for fiscal 2021, Wendy Arlin, James Bersani, Julie Rosen, Deon Riley and Stuart Burgdoerfer; and (iii) for fiscal 2020, Stuart Burgdoerfer, James Bersani, Julie Rosen, Deon Riley, Charles McGuigan and Shelley Milano.

(4)
TSR is cumulative for the measurement periods beginning on February 2, 2020, and ending on the last day of each of fiscal 2022, 2021 and 2020, calculated in accordance with Item 201(e) of Regulation
S-K,
including reinvestment of dividends. The Company’s stock prices prior to August 3, 2021, have been adjusted to give effect to the spin-off
of Victoria’s Secret & Co. Peer group TSR for purposes of this table is calculated based on the Standard & Poor’s 500 Retail Composite Index.

(5)
Adjusted operating income is a
non-GAAP
financial measure that reflects the Company’s operating income excluding certain special items. Attached as Appendix A are reconciliations of the Company’s fiscal 2022, 2021 and 2020 adjusted operating income to the Company’s fiscal 2022, 2021 and 2020 GAAP operating income, as well as other important disclosures regarding non-GAAP
financial measures. For fiscal 2022, we did not make any adjustments to operating income; therefore, for fiscal 2022, adjusted operating income is equal to our GAAP operating income.

Bath & Body Works, Inc.  |
  2023 Proxy Statement

Most Important Performance Measures for Fiscal 2022
The following table sets forth a list of the performance measures that we view as the “most important” measures for linking our PEO and other NEO pay to performance for fiscal 2022. While these financial measures are considered the most important measures, additional financial and other measures were also considered to align pay and performance as further described under the heading “—Compensation Discussion and Analysis” above.

PERFORMANCE MEASURE

Adjusted operating income

Revenue growth

Cumulative operating income as a percentage of cumulative sales (“operating income margin”)
From the above list of performance measures, we view adjusted operating income as our most important financial performance measure used to link compensation actually paid to our PEOs and other NEOs to Company performance for fiscal 2022. Adjusted operating income is a key component of the Company’s performance-based incentive compensation program and is a performance measure over which our NEOs can have significant impact. In addition, adjusted operating income is directly linked to the Company’s long-term strategic growth plan and performance that drive stockholder value and is highly correlated with fluctuations in our stock price.
As for the other performance measures listed in the table above, revenue growth and operating income margin are equally weighted metrics in our long-term performance-based incentive compensation program for fiscal 2022, which was a key component of our NEOs’ pay in 2022.
For additional information regarding how the above listed performance measures were utilized as part of our executive compensation program in fiscal 2022, see “—Compensation Discussion and Analysis.”
Relationship Between CAP and TSR, Net Income and Adjusted Operating Income
The following charts illustrate the relationship between CAP and each of the Company’s total shareholder return, net income and adjusted operating income over the Company’s fiscal 2020, 2021 and 2022.
As reflected in the charts below, CAP increased in years of positive TSR performance and decreased in 2022 when the Company had negative TSR performance. This alignment of pay and performance reflects our compensation structure that emphasizes performance-based compensation.
CAP vs. TSR
The chart below shows that the cumulative amount of CAP to our PEOs and the average amount of CAP to our other NEOs are aligned with the Company’s TSR over the covered fiscal years. We believe this is due primarily to the significant emphasis we place on long-term equity incentive awards in our executive compensation program, the values of which are tied directly to our stock price performance, as well as the Company’s financial performance.

2023 Proxy Statement
|  Bath & Body Works, Inc.

CAP vs. Net Income
The chart below reflects the close alignment of CAP with our net income. As shown in the chart below, the Company’s net income increased in fiscal 2021 compared to fiscal 2020 but decreased in fiscal 2022 when the challenging macroeconomic environment, including inflationary pressure, negatively impacted our cost structure and customer spending. The decrease in net income in fiscal 2022 is directly tied to corresponding decreases in our PEOs’ cumulative CAP and the average of our other NEOs’ CAP in fiscal 2022.

CAP vs. Adjusted Operating Income
As reflected in the chart below, the trend in our adjusted operating income performance during fiscal 2020 through 2022 is reflected in our PEOs’ cumulative CAP and the average of our other NEOs’ CAP during the same period. Adjusted operating income is a key company performance measure utilized under our short-term performance-based incentive compensation program, as well as our long-term equity incentive program (in the form of operating income margin). In fiscal 2020 and 2021, adjusted operating income performance exceeded expectations resulting in short-term incentive payouts above target. In fiscal 2022, short-term cash incentive payments to our NEOs reflected a lower percentage of target compared to prior years, which aligned with our adjusted operating income performance.

Bath & Body Works, Inc.  |
  2023 Proxy Statement

Relationship Between Company TSR and Peer Group TSR
As shown in the chart below, the Company’s three-year cumulative TSR has outperformed companies included in our industry index (S&P 500 Retail Composite Index).

2023 Proxy Statement
|  Bath & Body Works, Inc.

Stockholder Proposal Regarding an Independent Board Chairman

(Item 5 on the Proxy Card)

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, owner of 90 shares of Common Stock, has notified the Company that he intends to submit the following proposal at the 2023 annual meeting:

Proposal 5 – Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

It is a best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO and management.

•	There is no statement that the lead director has a key role for the strategic direction of the company.
•	There is no example of a lead director prevailing when there is a disagreement between the Chairman/CEO and lead director.

A Lead Director is no substitute for an independent Board Chairman. A lead director is not responsible for the strategic direction of the company. And a Chairman/CEO can ignore the advice and feedback from a lead director. According to the 2022 Bath & Body Works annual meeting proxy the Lead Director has limited duties and lacks in having exclusive powers.

These are some of the vague principle tasks of the lead director according to the 2022 Bath & Body Works annual meeting proxy that allow for these conclusions:

•	serves as a liaison between the Executive Chair and independent directors, a role that others can play.
•	can only approve of information sent to the Board, no role in directing what specific information is initiated.
•	reviews proposed Board meeting agendas, a review that can be ignored.
•	approves meeting schedules but only to make sure there is enough time.
•	has the authority to call meetings of some of the directors, a role that others can play.

Plus management fails to give shareholders enough information on this topic to make a more informed decision. There is no management comparison of the exclusive powers of the Office of the Chairman and the de minimis exclusive powers of the Lead Director.

Please vote yes:

Independent Board Chairman – Proposal 5

62        Bath & Body Works, Inc.  |  2023 Proxy Statement

RESPONSE TO STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN

The Board is committed to strong corporate governance and independent leadership on the Board. The Company’s Nominating & Governance Committee charter already requires that two separate people hold the office of the Chair and the office of the Chief Executive Officer. Our Board Chair is also an independent director. As such, the Board has determined that support for this proposal is unwarranted and further believes that requiring that the Chair be independent is not necessary to promote independent Board oversight and is not in the best interest of the Company and its stockholders. The Company believes that it is in the best interests of its stockholders to retain flexibility to determine the optimal leadership structure at any given time. In addition, the Company believes that the independence of our Board committees and other strong corporate governance practices ensure and encourage independent oversight. Consequently, the Board recommends a vote AGAINST the proposal.

Key Reasons to Vote Against this Proposal.

•	The Company already has an independent Board Chair.
•	The Company’s Nominating & Governance Committee charter already requires that our Chair be distinct from our Chief Executive Officer.
•

If our Chair is not an independent director, our corporate governance principles require that there will be a Lead Independent Director with robust leadership responsibilities to provide further independent oversight.

•	The Board believes that it should retain the flexibility to maintain a leadership structure that best serves the interests of the Company at a particular time.
•	The Company’s existing governance practices and current leadership structure promote effective and independent Board oversight.
•

The Company’s strong corporate governance policies, including stockholders’ right to call a special meeting and our robust stockholder outreach program, promote effective and independent Board oversight and accountability to stockholders.

The Company already has an independent Chair.

The Board already has an independent Chair. Its current Chair, Sarah Nash, is independent under the applicable Commission and NYSE standards. Since May 2020, Ms. Nash has been the independent Chair of our Board, except when she temporarily served as the non-independent Executive Chair from February 2022 until January 28, 2023, when the Company was identifying a permanent Chief Executive Officer and then to provide for a smooth transition. From March 10, 2022, through January 28, 2023, the Board appointed a Lead Independent Director to provide further independent oversight.

The Board believes that Ms. Nash’s strong leadership and governance experience enable her to lead the Board effectively and independently. As Chair, Ms. Nash presides at all meetings of stockholders and of the Board and, along with the rest of our directors, ensures that the Board’s time and attention are focused on the effective oversight of the matters most critical to the Company.

Our Nominating & Governance Committee charter already requires that our Chair be distinct from our Chief Executive Officer.

We therefore believe that it is unnecessary to adopt any additional policy or further amend our governing documents to separate these offices as suggested in the proposal.

If the Board were to elect a non-independent Chair in the future, the Board will designate a Lead Independent Director.

Our corporate governance principles provide that if the role of Chair were to be filled by a director that does not qualify as an independent director under the relevant standards, which again is not the current situation, the Board will designate a Lead Independent Director. If designated, our corporate governance principles provide that the Lead Independent Director will have the following roles and responsibilities:

•	presiding at all meetings of the Board at which the Chair is not present, including executive sessions of our independent and non-management directors;
•	serving as a liaison between our Chair and our independent and non-management directors;
•	approving information sent to the Board;
•	collaborating with the Chair to set meeting agendas for the Board;
•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	having the authority to call meetings of the independent and non-management directors;

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•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication;
•	assisting the Chair and the Board in assuring compliance with and implementation of the Company’s corporate governance principles; and
•	performing any other duties that may be deemed appropriate or necessary by the Board.

The Board believes that it should retain the flexibility to maintain a leadership structure that best serves the interests of the Company at a particular time.

The Company’s governing documents provide the Board flexibility to determine the appropriate leadership structure for the Company, including whether the Chair should be independent. The most effective leadership structure at a given time will depend on a variety of factors, including the Company’s strategic direction, the Board’s assessment of its leadership needs at the time and the best interests of the Company’s stockholders.

While the Board believes that it is currently appropriate to have an independent Chair, it also believes that it should retain the ability to determine a leadership structure that best serves the interests of the Company and its stockholders at a particular time in accordance with its fiduciary duties, rather than pursuant to an inflexible policy established in advance. The stockholder proposal mandates a one-size-fits-all form of Board leadership that, if adopted, would unnecessarily limit the Board’s options in applying the leadership structure it needs to ensure appropriate alignment with the Company’s evolving business and strategic needs and selecting the most appropriate individual to lead the Board at any given time. The Board has deep knowledge of the strategic goals of the Company, the unique opportunities and challenges it faces, and the various capabilities of our directors and management, and is therefore best positioned to determine the most effective leadership structure to protect and enhance long-term stockholder value.

The Company’s existing governance practices and current leadership structure promote effective and independent Board oversight.

A policy requiring an independent Chair is also unnecessary given the Company’s strong governance practices and policies that encourage independent Board oversight and accountability to stockholders. The Company’s strong corporate governance policies and practices, including the items outlined below, empower our independent directors to effectively oversee management.

•	We have a diverse and experienced Board whose members are elected annually by our stockholders.
•

Our corporate governance principles require that a majority of our directors be independent, and that our Audit Committee, HCC Committee and Nominating & Governance Committee consist solely of independent directors.

•	All of our current directors, except our Chief Executive Officer, are independent, and all of our Board committees are composed entirely of independent directors.
•	The independent directors of the Board meet in regular executive sessions, providing opportunities for discussion regarding matters that they deem relevant or appropriate.
•	All directors have full access to all members of management, other Company associates and outside advisors.
•	Board composition and tenure decisions are in part based on feedback from our annual Board and Committee evaluations.
•

As a result of the Company’s Board refreshment efforts, more than 75% of the Company’s directors having joined the Board since 2019, and 12 of the Company’s 13 directors are independent, resulting in a balanced range of tenures and ensuring both continuity and fresh perspectives among our Board members.

The Company’s strong corporate governance policies, including our stockholders’ right to call a special meeting and our robust stockholder outreach program, promote effective and independent Board oversight and accountability to stockholders.

The Board believes that the Company’s corporate governance practices and policies provide transparency and accountability of the Board to all Company stockholders and allow stockholders to advance their points of view:

•	Right to Call Special Meeting. Our Bylaws permit stockholders holding at least 25% of our outstanding shares of Common Stock to call a special meeting.

•

Proxy Access for Director Nominations. The Company has adopted a proxy access bylaw that allows any stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy statement director nominees constituting the greater of two directors or up to 20% of the Board.

•	Stockholder Nomination Rights. Our Bylaws permit stockholders to nominate directors for consideration at the annual meeting of stockholders.

64        Bath & Body Works, Inc.  |  2023 Proxy Statement

•

Annual Elections of Directors. All of the Company’s directors are elected on an annual basis and by majority vote of the stockholders in uncontested elections, and stockholders can remove directors with or without cause.

•

Majority Voting for Charter and Bylaw Amendments. The Company’s charter and bylaw provisions do not have supermajority voting provisions—stockholders can approve binding charter and bylaw amendments with a majority vote.

The Company also has a robust stockholder outreach program that enables us to understand and respond to stockholder concerns and views on important issues, including corporate governance matters. In fiscal 2022, we met with approximately 55 of our stockholders representing more than 60% of our shares outstanding as of December 31, 2022, as well as other key stakeholders and prospective investors. We believe these meetings strengthen our relationship with our stockholders and reinforce our commitment to incorporate stockholder feedback into various decisions made by the Board and management.

In light of the Company’s strong corporate governance practices and policies and the need to retain the flexibility to maintain a leadership structure that best serves the interests of the Company at a particular time, the Board believes that adoption of the stockholder proposal is unnecessary and is not in the best interests of the Company and its stockholders.

WE RECOMMEND THAT YOU VOTE “AGAINST” THE ADOPTION OF THIS

STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIR.

Beneficial Ownership of Common Stock

The following table includes certain information about the securities ownership of all directors of the Company, the executive officers of the Company named in the 2022 Summary Compensation Table above and all directors and current executive officers of the Company as a group.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)(2)		PERCENT OF CLASS

Wendy Arlin	96,961	(3)	*

Patricia Bellinger	33,141	(3)	*

Alessandro Bogliolo	3,463	(3)	*

Gina Boswell	—		*

Lucy Brady	—		*

Francis Hondal	5,154	(3)	*

Thomas Kuhn	5,000		*

Danielle Lee	5,154	(3)	*

Andrew Meslow	16,675	(4)	*

Michael Morris	75,847	(3)	*

Sarah Nash	89,842		*

Juan Rajlin	3,463	(3)	*

Deon Riley	23,868	(3)	*

Julie Rosen	11,535	(3)	*

Stephen Steinour	61,143	(3)(5)	*

J.K. Symancyk	4,822	(3)	*

Steven Voskuil	—		*

Michael Wu	9,862	(3)	*

All directors and current executive officers as a group (18 people)	443,187	(3)(5)	*

2023 Proxy Statement  |  Bath & Body Works, Inc.        65

*	Less than 1%

(1)

Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. None of the listed shares have been pledged as security or otherwise deposited as collateral.

(2)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of March 31, 2023.

(3)

Includes the following number of shares issuable within 60 days of March 31, 2023, upon the exercise or vesting of outstanding stock awards: Ms. Arlin, 36,779; Ms. Bellinger, 3,091; Mr. Bogliolo, 3,091; Ms. Hondal, 3,091; Ms. Lee, 3,091; Mr. Morris, 3,091; Mr. Rajlin, 3,091; Ms. Riley, 5,243; Ms. Rosen, 6,169; Mr. Steinour, 3,091; Mr. Symancyk, 3,091; Mr. Wu, 4,141; and all directors and current executive officers as a group, 88,592.

(4)

Includes 4,589 shares held in the Bath & Body Works, Inc. 401(k) Savings and Retirement Plan over which Mr. Meslow has investment power but does not have voting power except to the extent permitted by the Company’s Retirement Plan Committee from time to time.

(5)

Includes 9,900 shares held in the Patricia M. Steinour Legacy Trust, for which Mr. Steinour has shared voting and investment power, and 9,900 shares held in the Stephen D. Steinour Dynasty Trust, for which Mr. Steinour has shared voting and investment power. Includes 12,925 shares owned by Mr. Steinour’s spouse, as to which Mr. Steinour may be deemed to share voting and investment power.

The following table sets forth the names of all persons who, as of the dates indicated below, were known by the Company to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT BENEFICIALLY OWNED	PERCENT OF CLASS

The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	25,351,380	11.10%

Lone Pine Capital LLC, David F. Craver, Brian F. Doherty, Kelly A. Granat, Stephen F. Mandel, Jr. and Kerry A. Tyler(2) Two Greenwich Plaza Greenwich, CT 06830	20,630,231	9.0%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	16,898,598	7.4%

Third Point LLC(4) 55 Hudson Yards New York, NY 10001	13,751,100	6.02%

(1)

As of December 31, 2022, based solely on information set forth in the Schedule 13G/A filed on February 9, 2023, by The Vanguard Group, The Vanguard Group reported having shared voting power over 343,217 shares, sole dispositive power over 24,391,073 shares and shared dispositive power over 960,307 shares.

(2)

As of December 31, 2022, based solely on information set forth in the Schedule 13G/A filed on February 14, 2023, by Lone Pine Capital LLC, David F. Craver, Brian F. Doherty, Kelly A. Granat, Stephen F. Mandel, Jr. and Kerry A. Tyler (each, a “Lone Pine Reporting Person”), each Lone Pine Reporting Person has shared voting and shared dispositive power over 20,630,231 shares.

(3)

As of December 31, 2022, based solely on information set forth in the Schedule 13G/A filed on January 31, 2023, by BlackRock, Inc., BlackRock, Inc. reported having sole voting power over 15,118,316 shares and sole dispositive power over 16,898,598 shares.

(4)

As of March 6, 2023, based solely on information set forth in the Schedule 13D/A filed on March 6, 2023, by Third Point LLC and Daniel S. Loeb (each, a “Third Point Reporting Person”). Each Third Point Reporting Person reported having shared voting power and shared dispositive power over 13,751,100 shares.

66        Bath & Body Works, Inc.  |  2023 Proxy Statement

General Matters

Delinquent Section 16(a) Reports

The Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, must file reports of ownership and changes in ownership of the Company’s equity securities with the Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2022 our executive officers, directors and greater than 10% beneficial owners complied with these filing requirements, except as follows:

•

On June 6, 2022, Mr. Mazurek filed a late Form 4 that reported Mr. Mazurek’s sale of 16,338 shares of Common Stock that occurred on May 27, 2022. The sale transactions were not timely reported due to an inadvertent administrative error made by the Company.

Stockholder Proposals or Director Nominations for the 2024 Annual Meeting

Stockholder Proposals Pursuant to Rule 14a-8

Proposals submitted for inclusion in the proxy statement for our 2024 annual meeting of stockholders must be received by the Company’s Corporate Secretary at our principal executive offices on or before December 20, 2023.

Stockholder Director Nominations for Inclusion in 2024 Proxy Statement

Written notice of stockholder nominations of persons for election as a director at our 2024 annual meeting of stockholders that are to be included in our proxy statement for the 2024 annual meeting of stockholders pursuant to the proxy access provisions in Section 2.05 of our Bylaws must be received by the Company’s Corporate Secretary at our principal executive offices no earlier than November 20, 2023, and no later than December 20, 2023. The notice must contain the information required by our Bylaws.

Other Stockholder Proposals

If a stockholder intends to present a proposal or nominate a person for election as a director at the 2024 annual meeting other than as described above, the stockholder must comply with the requirements set forth in Section 2.04 of our Bylaws. The Bylaws require, among other things, that the Company’s Corporate Secretary receive written notice of the intent to present a proposal or nomination no earlier than March 10, 2024, and no later than April 9, 2024. The notice must contain the information required by our Bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Other Proposed Actions

The Board knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with such person’s judgment on such matters.

Solicitation of Proxies

We are soliciting proxies primarily by the use of the mail. However, we may also solicit proxies by telephone, email and personal solicitation, in addition to the use of the mail. To the extent our directors or associates participate in this solicitation, they will not receive compensation for their participation, other than their normal compensation. Innisfree M&A Incorporated (“Innisfree”) assists us with the solicitation for a fee of $25,000 plus reasonable out-of-pocket expenses. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy materials to beneficial owners. We bear all costs associated with this proxy solicitation.

2023 Proxy Statement  |  Bath & Body Works, Inc.        67

Appendix A

Non-GAAP Financial Measure

As used in this proxy statement, adjusted operating income means the operating income of the Company excluding certain special items. The HCC Committee uses adjusted operating income because it is a performance measure over which the Company’s executives can have significant impact and is also directly linked to the Company’s long-term growth plan and performance that drive stockholder value. The special items were excluded because the Company believes they are not indicative of the Company’s ongoing operations due to their size and nature. Adjusted operating income should not be construed as an alternative to the Company’s operating income calculated in accordance with GAAP. The Company’s definition of adjusted operating income may differ from similarly titled measures used by other companies. The table below reconciles the adjusted operating income of the Company for fiscal 2022, 2021, 2020 and 2019 to the Company’s operating income, the most comparable GAAP financial measure. For fiscal 2022 and 2019, the Company did not make any adjustments to operating income; therefore, for fiscal 2022 and fiscal 2019, adjusted operating income is equal to the Company’s fiscal 2022 and fiscal 2019 GAAP operating income, respectively.

Reconciliations of Reported Operating Income to Adjusted Operating Income (in millions)

	2022	2021	2020	2019

Reported Operating Income	$1,376	$2,009	$1,604	$1,040

Plus: Write-off of Inventory due to Tornado(1)	—	9	—	—

Plus: Restructuring Charges(2)	—	—	30	—

Adjusted Operating Income	$1,376	$2,019	$1,634	$1,040

(1)	In the fourth quarter of 2021, the Company recognized a pre-tax loss of $9 million related to the write-off of inventory that was destroyed by a tornado at a vendor’s facility.

(2)	In the second quarter of 2020, the Company recognized pre-tax severance charges of $30 million related to restructuring activities.

2023 Proxy Statement  |  Bath & Body Works, Inc.        A-1

ADMITTANCE SLIP

2023 ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting:

Date:	June 8, 2023

Time:	8:30 a.m. Eastern Time

Place:	Three Limited Parkway Columbus, OH 43230

Attending the Meeting:

Stockholders who plan to attend the meeting in person must bring photo identification and this Admittance Slip. In addition, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on April 10, 2023. Because of necessary security precautions, bags, purses and briefcases will be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. The use of cameras, video and audio recording devices and other electronic devices at the annual meeting is prohibited, and such devices will not be permitted in the annual meeting. We realize that many mobile phones have built-in digital cameras and recording functions, and while you may bring these phones into the annual meeting, you may not use the camera or recording functions at any time. Photographs or videos taken by Bath & Body Works at the meeting may be used by the Company. By attending the meeting, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit our website www.bbwinc.com or contact Investor Relations at investorrelations@bbw.com.

          Bath & Body Works, Inc.  |  2023 Proxy Statement

P.O. BOX 8016, CARY, NC 27512-9903	YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxydocs.com/BBWI
● Cast your vote online
● Have your Proxy Card ready
● Follow the simple instructions to record your vote
PHONE Call 1-866-647-1630
● Use any touch-tone telephone
● Have your Proxy Card ready
● Follow the simple recorded instructions
MAIL
● Mark, sign and date your Proxy Card ● Fold and return your Proxy Card in the postage-paid envelope provided

Bath & Body Works, Inc.

Annual Meeting of Stockholders

For Stockholders of Record as of April 10, 2023

TIME:	Thursday, June 8, 2023 at 8:30 AM Eastern Time
PLACE:	Bath & Body Works, Inc.
Three Limited Parkway
Columbus, Ohio 43230

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Gina R. Boswell and Michael C. Wu (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Bath & Body Works, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters on which Bath & Body Works, Inc. did not have notice in accordance with Securities and Exchange Commission rules that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Bath & Body Works, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

1 YEAR ON PROPOSAL 4

AGAINST ON PROPOSAL 5

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE			RECOMMENDS

1.	Elect the 13 nominees proposed by the Board of Directors as directors.
		FOR	AGAINST	ABSTAIN
	1.01 Patricia S. Bellinger	☐	☐	☐		FOR

	1.02 Alessandro Bogliolo	☐	☐	☐		FOR

	1.03 Gina R. Boswell	☐	☐	☐		FOR

	1.04 Lucy O. Brady	☐	☐	☐		FOR

	1.05 Francis A. Hondal	☐	☐	☐		FOR

	1.06 Thomas J. Kuhn	☐	☐	☐		FOR

	1.07 Danielle M. Lee	☐	☐	☐		FOR

	1.08 Michael G. Morris	☐	☐	☐		FOR

	1.09 Sarah E. Nash	☐	☐	☐		FOR

	1.10 Juan Rajlin	☐	☐	☐		FOR

	1.11 Stephen D. Steinour	☐	☐	☐		FOR

	1.12 J.K. Symancyk	☐	☐	☐		FOR

	1.13 Steven E. Voskuil	☐	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of our independent registered public accountants.	☐	☐	☐		FOR

3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐		FOR

		1YR	2YR	3YR	ABSTAIN
4.	Advisory vote on the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐	1 YEAR

		FOR	AGAINST	ABSTAIN
5.	Stockholder proposal regarding an independent board chairman, if properly presented at the meeting.	☐	☐	☐		AGAINST

NOTE: Transact such other business as may properly come before the meeting.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc.,

should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date